CERTAIN INFORMATION, IDENTIFIED BY [*****], HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

Exhibit 10.15

Execution Version

AMENDED AND RESTATED
OPERATING AGREEMENT

of

ACCESS FINANCIAL HOLDINGS, LLC

effective as of

November 14, 2019

(continued)

ii

(continued)

iii

AMENDED AND RESTATED OPERATING AGREEMENT

This Amended and Restated Operating Agreement of Access Financial Holdings, LLC, a Georgia limited liability company (the “Company”), is entered into effective as of November 14, 2019 by and among the Company and the Members (as defined herein).

RECITALS

WHEREAS, the Company was formed under the laws of the State of Georgia by the filing of the Articles of Organization with the Secretary of State of Georgia on January 18, 2018 (the “Articles of Organization”); and

WHEREAS, Atlanticus Holdings Corporation, a Georgia corporation (the “Atlanticus Member”), is a party to that certain Operating Agreement of the Company, dated as of January 18, 2018 (the “Original Agreement”).

WHEREAS, as of the date of this Agreement, Alan Fishman, TSO I Access Financial Investment Aggregator L.P., a Delaware limited partnership, and TSO II Access Financial Investment Aggregator L.P., a Delaware limited partnership (collectively “TCP Members,” and each individually a “TCP Member”) and the Company have entered into that certain Class B Preferred Unit Purchase Agreement, pursuant to which the Company has issued to TCP Members Class B Preferred Units (as such term is defined herein) in exchange for TCP Members having made a Capital Contribution (as such term is defined herein) to the Company pursuant to the terms of, and as set forth in, the Class B Preferred Unit Purchase Agreement.

WHEREAS, in connection with the transactions contemplated by the Class B Preferred Unit Purchase Agreement, the parties desire to amend and restate the Original Agreement by entering into this Agreement to set forth, among other things, each Member’s rights and obligations with respect to the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
Definitions

Section 1.01     Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in this Section 1.01:

“Acceptance Notice” has the meaning set forth in Section 3.07(d).

“Additional Yield Amount” means the product of .01 multiplied by the Class B Contribution Account of each Member holding Class B Preferred Units.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a)     crediting to such Capital Account any amount which such Member is obligated to restore or is deemed to be obligated to restore pursuant to Treasury Regulations Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i); and

(b)     debiting to such Capital Account the items described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings.

“Agreement” means this Amended and Restated Operating Agreement, as executed and as it may be amended, modified, supplemented or restated from time to time, as provided herein.

“AHYDOs” has the meaning set forth in Section 7.03(f).

“Applicable Law” means all applicable provisions of (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any Governmental Authority; (b) any consents or approvals of any Governmental Authority; and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.

“Approved Consumer Financial Services” means marketing, underwriting, servicing, investing in, and funding (including through securitizations and other financings) of consumer finance products either (a) governed by the Credit Card Accountability, Responsibility, and Disclosure Act of 2009 (as in effect on the date of this Agreement), or (b) that do not have interest rates that exceed 36% in currently required disclosed annual percentage rate, and the provision of products and financial services relating to such consumer finance products, including the establishment or purchase of a bank or other financial institution.

“Articles of Organization” has the meaning set forth in the Recitals.

“Atlanticus Member” has the meaning set forth in the Recitals.

“Bankruptcy” means, with respect to a Member, the occurrence of any of the following: (a) the filing of an application by such Member for, or a consent to, the appointment of a trustee of such Member’s assets; (b) the filing by such Member of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing such Member’s inability to pay its debts as they come due; (c) the making by such Member of a general assignment for the benefit of such Member’s creditors; (d) the filing by such Member of an answer admitting the material allegations of, or such Member’s consenting to, or such Member’s defaulting in answering a bankruptcy petition filed against such Member in any bankruptcy proceeding; or (e) the expiration of sixty (60) days following the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating such Member bankrupt or appointing a trustee of such Member’s assets.

“Book Depreciation” means, with respect to any Company asset for each Fiscal Year, the Company’s depreciation, amortization, or other cost recovery deductions determined for federal income tax purposes with respect to such asset for such Fiscal Year, except that if the Book Value of an asset differs from its adjusted tax basis at the beginning of such Fiscal Year, Book Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero and the Book Value of the asset is positive, Book Depreciation shall be determined with reference to such beginning Book Value using any permitted method selected by the Managers in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g)(3).

“Book Value” means, with respect to any Company asset, the adjusted basis of such asset for federal income tax purposes, except as follows:

(a)     the initial Book Value of any Company asset contributed by a Member to the Company shall be the gross fair market value as determined by the contributing Member and the Managers as of the date of such contribution;

(b)     immediately prior to the Distribution by the Company of any Company asset to a Member, the Book Value of such asset shall be adjusted to its gross fair market value as determined by the Managers as of the date of such Distribution;

(c)     the Book Value of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Managers, as of the following times:

(i)     the acquisition of an additional Ownership Interest in the Company by a new or existing Member in consideration of a Capital Contribution of more than a de minimis amount;

(ii)     the payment by the Company to a Member of more than a de minimis amount as consideration for all or a part of such Member’s Ownership Interest in the Company; and

(iii)     the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g);

provided, that adjustments pursuant to clauses (i), (ii) and (iii) above need not be made if the Managers reasonably determine that such adjustment is not necessary or appropriate to reflect the relative economic interests of the Members and that the absence of such adjustment does not adversely and disproportionately affect any Member;

(d)     the Book Value of each Company asset shall be increased or decreased, as the case may be, to reflect any adjustments to the adjusted tax basis of such Company asset pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Account balances pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m); provided, that Book Values shall not be adjusted pursuant to this paragraph (d) to the extent that an adjustment pursuant to paragraph (c) above is made in conjunction with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d); and

(e)     if the Book Value of a Company asset has been determined pursuant to paragraph (a) or adjusted pursuant to paragraph (c) or (d) above, such Book Value shall thereafter be adjusted to reflect the Book Depreciation taken into account with respect to such Company asset for purposes of computing Net Income and Net Losses.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia or New York, New York are authorized or required to close.

“Call Event” has the meaning set forth in Section 9.06(a)

“Call Notice” has the meaning set forth in Section 9.06(a)

“Call Units” has the meaning set forth in Section 9.06(a)

“Capital Account” has the meaning set forth in Section 5.03.

“Capital Contribution” means, for any Member, the total amount of cash and cash equivalents and the Book Value of any property contributed or deemed to have been contributed to the Company by such Member. For the avoidance of doubt, any Preferred Return issued as Class B Preferred Units (i.e., payment-in-kind Units) shall be deemed to have been contributed to the Company by the applicable Member at a value of $1.00 per Unit.

“Change of Control” means: (a) the sale of all or substantially all of the assets of the Company to a Third Party Purchaser; (b) a sale, including through an initial public offering, resulting in no less than a majority of the Class A Units on a Fully Diluted Basis being held by a Third Party Purchaser; or (c) a merger, consolidation, recapitalization or reorganization of the Company with or into a Third Party Purchaser that results in the inability of the Members as of immediately prior to such transaction to designate or elect at least a majority of the managers or directors (or the equivalent) of the resulting entity or its parent company.

“Class A Contribution Account” means, for a Member holding Class A Units, as of any particular time, (a) the aggregate amount of such Member’s Capital Contributions, including any Additional Capital Contributions, as of such time, minus (b) the cumulative amount of all Distributions made by the Company to such Member pursuant to Section 7.02 prior to such time.

“Class A Percentage Interest” means, with respect to any Member holding Class A Units as of any particular time, the ratio (expressed as a percentage) of the number of Class A Units held by such Member on such time to the aggregate Class A Units held by all Members on such time.

“Class A Units” means the Units having the privileges, preferences, duties, liabilities, obligations and rights specified with respect to “Class A Units” in this Agreement and shall include the “Units” of the Company existing immediately prior to October ●, 2019.

“Class B Call Purchase Price” has the meaning set forth in Section 9.06(a).

“Class B Contribution Account” means, for a Member holding Class B Preferred Units, as of any particular time, (a) the aggregate amount of such Member’s Capital Contributions made with respect to such Member’s Class B Preferred Units as of such time, minus (b) the cumulative amount of all Distributions made by the Company to such Member pursuant to Section 7.02(d) prior to such time.

“Class B Preferred Unit Purchase Agreement” has the meaning set forth in Section 3.07(b).

“Class B Preferred Units” means the Units having the privileges, preferences, duties, liabilities, obligations and rights specified with respect to “Class B Preferred Units” in this Agreement.

“Class B Put Purchase Price” has the meaning set forth in Section 9.05(a).

“Co-Sale Notice” has the meaning set forth in Section 9.04(b).

“Co-Sale Offerees” has the meaning set forth in Section 9.04(a).

“Co-Sale Offeror” has the meaning set forth in Section 9.04(a).

“Co-Sale Pro Rata Portion” means, with respect to the number of Units (other than Class B Preferred Units) to be sold by each Member pursuant to Section 9.04, the number of Units (other than Class B Preferred Units) equal to the product of (x) the total number of Units the Co-Sale Offeror proposes to purchase and (y) the quotient obtained by dividing (i) the number of Units (other than Class B Preferred Units) held by such Member as of such date, divided by (ii) the aggregate number of Units (other than Class B Preferred Units) held by all Members (including the Co-Sale Offeree) as of such date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Minimum Gain” means “partnership minimum gain” as defined in Section 1.704-2(b)(2) of the Treasury Regulations, substituting the term “Company” for the term “partnership” as the context requires.

“Confidential Information” has the meaning set forth in Section 10.01(a).

“Covered Person” has the meaning set forth in Section 13.01(a).

“Designated Individual” has the meaning set forth in Section 11.02(a).

“Distribution” means a distribution made by the Company to a Member, whether in cash, property or securities and whether by liquidating distribution or otherwise; provided, that none of the following shall be a Distribution: (a) any redemption or repurchase by the Company or any Member of any Units or Unit Equivalents; (b) any recapitalization or exchange of securities of the Company; (c) any subdivision (by a split of Units or otherwise) or any combination (by a reverse split of Units or otherwise) of any outstanding Units; or (d) any fees or remuneration paid to any Member in such Member’s capacity as a service provider for the Company so long as such fees or remuneration are determined on an arms’-length basis and otherwise in compliance with Section 8.04. “Distribute” when used as a verb shall have a correlative meaning and “Distributive” when used as an adjective shall have a correlative meaning.

“Drag-along Member” has the meaning set forth in Section 9.03(a).

“Drag-along Notice” has the meaning set forth in Section 9.03(c).

“Drag-along Sale” has the meaning set forth in Section 9.03(a).

“Dragging Member” has the meaning set forth in Section 9.03(a).

“Electronic Transmission” means any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process.

“Exercise Period” has the meaning set forth in Section 3.07(d).

“Exercising Member” has the meaning set forth in Section 3.07(e).

“Fair Market Value” of (a) a Unit as of any time means the purchase price that a willing buyer having all relevant knowledge would pay a willing seller for such Unit in an arm’s length transaction as of such time, as determined in good faith by the Qualified Appraisal Firm applying a reasonable valuation method to determine the equity value of the Company and therefore the value of one Unit assuming such equity valuation, without discounts for liquidity or minority ownership or (b) any other property as of any time means the purchase price that a willing buyer having all relevant knowledge would pay a willing seller for such property in an arm’s length transaction as of such time, as determined in good faith by the Qualified Appraisal Firm applying a reasonable valuation method.

“Family Members” has the meaning set forth in Section 9.02(a).

“Financial Covenant” means, as of the last day of a fiscal quarter of the Company, that the Minimum Adjusted Book Value of the Company as of such day is equal to or greater than $[*****].

“Financial Distribution Test” [*****].

“Fiscal Year” means the calendar year, unless the Company is required to have a taxable year other than the calendar year, in which case “Fiscal Year” shall mean the period that conforms to the Company’s taxable year.

“Fully Diluted Basis” means, as of any time of determination, (a) with respect to all the Units, all issued and outstanding Units of the Company and all Units issuable upon the exercise of any outstanding Unit Equivalents as of such time, whether or not such Unit Equivalents are at the time exercisable, or (b) with respect to any specified type, class or series of Units, all issued and outstanding Units designated as such type, class or series and all such designated Units issuable upon the exercise of any outstanding Unit Equivalents as of such time, whether or not such Unit Equivalents are at the time exercisable.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Georgia Act” means the Georgia Limited Liability Company Act, and any successor statute, as it may be amended from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

“Indebtedness” means as to any Person at any time (and without duplication) the principal, accrued and unpaid interest, prepayment and redemption premiums or penalties, costs, breakage fees or other amounts payable in order to fully discharge such obligations, unpaid fees or expenses or other monetary obligations in respect of: (a) monetary obligations of such Person for borrowed money; (b) obligations of such Person evidenced by bonds, notes, debentures or other similar instruments; (c) monetary obligations of such Person to pay the deferred purchase price of property or services (other than accrued expenses and trade accounts payable of such Person arising in the ordinary course of business, including marketing expenses), including all seller notes, “earn-out” payments and other similar obligations, whether or not matured, in each case valued at the maximum amount payable thereunder; (d) all obligations of such Person as lessee or lessees under leases that have been recorded as capital leases or that would be required to be capitalized under GAAP; (e) monetary obligations of such Person to guarantee another Person’s Indebtedness; (f) obligations of such Person under any interest rate swap, currency exchange or other hedging contract (valued at the termination value thereof); (g) any unfunded or underfunded liabilities or obligations in respect of any pension or retirement plan; (h) all obligations with respect to interest rate swaps, collars, caps, hedging and other derivative and similar arrangements (valued at the termination date thereof); and (i) any contingent reimbursement obligations in respect of letters of credit, performance bonds (solely to the extent drawn or called) and surety bonds (solely to the extent drawn or called); provided, however, for the avoidance of doubt, that Indebtedness shall not include obligations of or with respect to securitizations of receivables and other assets and obligations with respect thereto, including servicing.

“Independent Manager” means any manager who is neither (a) an employee or officer of the Company or any of its Subsidiaries or Affiliates nor (b) a Family Member of any individual referred to in the foregoing clause (a).

“Initial Member” has the meaning set forth in the term Member.

“Issuance Notice” has the meaning set forth in Section 3.07(c).

“Joinder Agreement” means the Joinder Agreement in form and substance attached hereto as Exhibit A.

“Liquidator” has the meaning set forth in Section 12.03(a).

“Losses” has the meaning set forth in Section 13.03(a).

“Managed Earnings” means, with respect to the financial period from October 1, 2019 through the end of the fiscal quarter preceding the date on which a distribution is proposed, (a) the consolidated net income of the Company for such period determined in accordance with GAAP, plus (b) provision for loan losses during such period, plus (c) marketing costs expensed during such period, minus (d) actual receivables charged off, net of any recoveries during such period, minus (e) amortization of current and prior period marketing expenses over the assumed 36-month amortization period for such expenses.

“Manager” has the meaning set forth in Section 8.02.

“Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property or results of operations of the Company and its Subsidiaries, taken as a whole.

“Material Breach” means (a) a material breach of a covenant set forth in this Agreement (other than the Financial Covenant) that is not cured within forty-five (45) days following delivery of notice to the Company or (b) an Uncured Financial Covenant Breach.

“Member” means (a) each Person who has executed this Agreement or a counterpart thereof (each, an “Initial Member”); and (b) each Person who is hereafter admitted as a Member in accordance with the terms of this Agreement and the Georgia Act, in each case so long as such Person is shown on the Company’s books and records as the owner of one or more Units. The Members shall constitute the “members” (as that term is defined in the Georgia Act) of the Company.

“Member Loan” has the meaning set forth in Section 5.07.

“Member Nonrecourse Debt” means “partner nonrecourse debt” as defined in Treasury Regulation Section 1.704-2(b)(4), substituting the term “Company” for the term “partnership” and the term “Member” for the term “partner” as the context requires.

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if the Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulation Section 1.704-2(i)(3).

“Member Nonrecourse Deduction” means “partner nonrecourse deduction” as defined in Treasury Regulation Section 1.704-2(i), substituting the term “Member” for the term “partner” as the context requires.

“Members Schedule” has the meaning set forth in Section 3.01.

“Minimum Adjusted Book Value” means, as of any time of determination, (a) the book value of the Company (defined as total assets less total liabilities) as of such time of determination calculated in accordance with GAAP, less (b) the portion of such book value of the Company calculated in accordance with GAAP attributable to the Class B Preferred Units inclusive of any unpaid dividends, plus (b) the allowance for loan losses as of such time of determination calculated in accordance with GAAP, computed in a manner consistent with the illustrative computation of Minimum Adjusted Book Value set forth on Exhibit B hereto.

“Minimum Return” means, with respect to any Class B Preferred Unit, other than a Class B Unit issued as part of the Preferred Return, put to the Company pursuant to Section 9.05 or redeemed pursuant to Section 9.06 prior to such Unit having been outstanding for three full years following issuance, the amount of Preferred Return that would have been earned with respect to such redeemed Units from the date of redemption through the third anniversary of issuance, assuming all dividends in respect of such Class B Preferred Unit had been timely paid in full and assuming that the Preferred Return was at all times during such three year period 10% per annum in cash and 6% per annum in kind through the issuance of additional Class B Preferred Units.

“Net Income” and “Net Loss” mean, for each Fiscal Year or other period specified in this Agreement, an amount equal to the Company’s taxable income or taxable loss, or particular items thereof for such Fiscal Year or other period, determined in accordance with Code Section 703(a) (where, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or taxable loss), but with the following adjustments:

(a)     any income realized by the Company that is exempt from federal income taxation, as described in Code Section 705(a)(1)(B), shall be added to such taxable income or taxable loss, notwithstanding that such income is not includable in gross income;

(b)     any expenditures of the Company described in Code Section 705(a)(2)(B), including any items treated under Treasury Regulation Section 1.704-1(b)(2)(iv)(i) as items described in Code Section 705(a)(2)(B), shall be subtracted from such taxable income or taxable loss, notwithstanding that such expenditures are not deductible for federal income tax purposes;

(c)     any gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property so disposed, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(d)     any items of depreciation, amortization and other cost recovery deductions with respect to Company property having a Book Value that differs from its adjusted tax basis shall be computed by reference to the property’s Book Value (as adjusted for Book Depreciation) in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g);

(e)     if the Book Value of any Company property is adjusted as provided in the definition of Book Value, then the amount of such adjustment shall be treated as an item of gain or loss and included in the computation of such taxable income or taxable loss; and

(f)     to the extent an adjustment to the adjusted tax basis of any Company property pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

“New Interests” has the meaning set forth in Section 3.04.

“New Securities” has the meaning set forth in Section 3.07(b).

“Non-Exercising Member” has the meaning set forth in Section 3.07(e).

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).

“Officers” has the meaning set forth in Section 8.05.

“Original Agreement” has the meaning set forth in the Recitals.

“Over-allotment Exercise Period” has the meaning set forth in Section 3.07(e).

“Over-allotment Notice” has the meaning set forth in Section 3.07(e).

“Ownership Interest” means a “limited liability company interest” in the Company as defined by the Georgia Act, including a Member’s right (based on the type and class of Unit or Units held by such Member), as applicable, (a) to a Distributive share of Net Income, Net Losses and other items of income, gain, loss and deduction of the Company; (b) to a Distributive share of the assets of the Company; (c) to vote on, consent to or otherwise participate in any decision of the Members as provided in this Agreement; and (d) to any and all other benefits to which such Member may be entitled as provided in this Agreement or the Georgia Act.

“Partnership Representative” has the meaning set forth in Section 11.02(a).

“Percentage Interest” means, with respect to any Member as of any date, the ratio (expressed as a percentage) of the number of Units held by such Member on such date to the aggregate Units held by all Members on such date.

“Permitted Transfer” means a Transfer of any Units carried out pursuant to Section 9.02. “Permitted Transferee” means a recipient of a Permitted Transfer.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Pre-emptive Member” has the meaning set forth in Section 3.07(a).

“Preferred Return” means, with respect to a Member holding Class B Preferred Units, a return with respect to the balance, from time to time, of such Member’s Class B Contribution Account of 16.0% per annum accrued daily and, in respect of any portion of the return not paid or issued when due, compounded quarterly, from the date each Capital Contribution with respect to such Member’s Class B Preferred Units is made to the date of payment. The Preferred Return shall be paid or issued, as applicable, by the Company at the end of each fiscal quarter, and at its election (notice of which shall be provided to each Member holding Class B Preferred Units at least 10 Business Days prior to the end of such fiscal quarter), the Company may pay 6.0% per annum (of the total per annum rate) in-kind through the issuance of additional Class B Preferred Units. In the event of, but only during the continuation of, a Material Breach, an Uncured Financial Covenant Breach, or the failure to pay the Class B Put Purchase Price as required by Section 9.05, the cash component of the Preferred Return will increase by 3.0% per annum and will increase by an additional 2.0% per annum on each annual anniversary thereof until the breach or failure is cured, at which time the rate for purposes of accrual thereafter will revert to the initial rate.

“Pro Rata Portion” means, with respect to any Pre-emptive Member, on any issuance date for New Securities, a fraction determined by dividing (i) the number of Class A Units on a Fully Diluted Basis owned by such Pre-emptive Member immediately prior to such issuance by (ii) the total number of Class A Units on a Fully Diluted Basis held by the Members on such date immediately prior to such issuance.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Prospective Purchaser” has the meaning set forth in Section 3.07(c).

“Put Event” has the meaning set forth in Section 9.05(a).

“Put Notice” has the meaning set forth in Section 9.05(a).

“Qualified Appraisal Firm” means, unless the Members otherwise agree, an appraisal or valuation firm, an appraisal or valuation firm selected by the Managers that (a) has at least one (1) member of the firm who is in compliance with the American Society of Appraisers certification program, (b) does not have a material economic relationship with any Member or Affiliate thereof and (c) has not rendered services to any Member or Affiliate thereof within five (5) years prior to engagement hereunder.

“Qualified Member” has the meaning set forth in Section 11.05.

“Regulatory Allocations” has the meaning set forth in Section 6.02(h).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person or such Person’s Affiliates.

“Repurchased Units” has the meaning set forth in Section 9.05(a).

“Sale of the Company” means any transaction or series of transactions pursuant to which any Person or group of related Persons in the aggregate acquire(s) (a) Units of the Company possessing the voting power (other than voting rights accruing only in the event of a default or breach) to elect Managers which, in the aggregate, control a majority of the votes of the Managers (whether by merger, consolidation, reorganization, combination, sale or transfer of the Company's equity securities, securityholder or voting agreement, proxy, power of attorney or otherwise), (ii) more than 50% of the total issued and outstanding Class A Units (together with any other common units of the Company then issued and outstanding), or (iii) all or substantially all of the Company's assets determined on a consolidated basis; provided that a public offering shall not constitute a Sale of the Company.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Specified Permitted Use of Proceeds” means the payment of unallocated expenses retained at the Atlanticus Member comprising the following: interest and principal (other than principal under the Loan and Security Agreement in favor of Dove Ventures, LLC or any other indebtedness for borrowed money of which David Hanna or any of his Affiliates (other than the Company or a Subsidiary) or Family Members is a lender) on the Atlanticus Member’s indebtedness for borrowed money outstanding on the date hereof and any refinancing thereof, salaries and liabilities for benefits for any individuals employed at the Atlanticus Member retained by the Atlanticus Member and not allocated to the Company or other subsidiaries of the Atlanticus Member, public company costs and other professional fees, transportation fees, marketing and solicitation costs related to Curae, and other overhead costs such as occupancy, insurance, and supplies costs, to the extent due and payable at the time of such applicable Distribution.

“Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

“Tag-Along Notice” has the meaning set forth in Section 9.04(c).

“Tagging Member” has the meaning set forth in Section 9.04(c).

“Tagging Units” has the meaning set forth in Section 9.04(c).

“Tax Rate” means 25%, subject to adjustment as agreed in good faith by the Company and the Members holding the Class B Preferred Units in the event of an increase or decrease in Federal corporate tax rates or a material increase or decrease in effective state tax rates applicable to holders of the Class A Units with respect to income or other amounts separately reported with respect to such Class A Units by the Company.

“Tax Sharing Agreements” means that certain (a) Perimeter Funding Corporation Tax Sharing Agreement, dated as of January 1, 2019, by and among Perimeter Funding Corporation and the Atlanticus Member and (b) FRC Funding Corporation Tax Sharing Agreement, dated as of January 1, 2019, by and between FRC Funding Corporation and the Atlanticus Member.

“Tax Sharing Arrangement” means any written or unwritten agreement or arrangement providing for the allocation or payment of Tax liabilities or for Tax benefits between or among members of any group of corporations that files, will file, or has filed Tax Returns on a combined, consolidated or unitary basis.

“Taxing Authority” has the meaning set forth in Section 7.03(b).

“TCP Majority Holder(s)” means, as of any time of determination, the holder(s) as of such time of a majority of all Class B Preferred Units that are held as of such time by the TCP Members and all Permitted Transferees of the TCP Members that acquired Units pursuant to Section 9.02(a)(ii).

“TCP Member” and “TCP Members” have the meanings set forth in the Recitals.

“Third Party Purchaser” means any Person who, immediately prior to the contemplated transaction, (a) does not directly or indirectly own or have the right to acquire any outstanding Class A Units (or applicable Unit Equivalents) and (b) is not a an eligible Transferee pursuant to Section 9.02 of any Person who directly or indirectly owns or has the right to acquire any Class A Units (or applicable Unit Equivalents).

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, by operation of law or otherwise, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Units owned by a Person or any interest (including a beneficial interest) in any Units or Unit Equivalents owned by a Person. “Transfer” when used as a noun shall have a correlative meaning. “Transferor” and “Transferee” mean a Person who makes or receives a Transfer, respectively.

“Treasury Regulations” means the final or temporary regulations issued by the United States Department of the Treasury pursuant to its authority under the Code, and any successor regulations.

“Unit” means a unit representing a fractional part of the Ownership Interests of the Members and shall include all types and classes of Units; provided, that any type or class of Unit shall have the privileges, preferences, duties, liabilities, obligations and rights set forth in this Agreement and the Ownership Interests represented by such type or class or series of Unit shall be determined in accordance with such privileges, preferences, duties, liabilities, obligations and rights.

“Uncured Financial Covenant Breach” means the failure by the Company to fulfill the Financial Covenant for two consecutive fiscal quarters.

“Unit Equivalents” means any security or obligation that is by its terms directly or indirectly convertible into, exchangeable for or exercisable for Units, and any option, warrant or other right to subscribe for, purchase or acquire Units.

“Unpaid Preferred Return” shall mean, with respect to a Member holding Class B Preferred Units as of any time, such Member’s Preferred Return as reduced (but not below zero) by the Distributions made to such Member pursuant to Section 7.02(b) prior to such time.

“Withholding Advances” has the meaning set forth in Section 7.03(b).

Section 1.02     Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein: (x) to Articles, Sections, and Exhibits mean the Articles and Sections of, and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Article II
Organization

Section 2.01     Formation.

(a)     The Company was formed on January 18, 2018, pursuant to the provisions of the Georgia Act, upon the filing of the Articles of Organization with the Secretary of State of Georgia.

(b)     This Agreement shall constitute the “operating agreement” (as that term is used in the Georgia Act) of the Company. The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Georgia Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this Agreement than they would be under the Georgia Act in the absence of such provision, this Agreement shall, to the extent permitted by the Georgia Act, control.

Section 2.02     Name. The name of the Company is “Access Financial Holdings, LLC” or such other name or names as the Managers may from time to time designate; provided, that the name shall always contain the words “Limited Liability Company” or the abbreviation “L.L.C.” or the designation “LLC.” The Managers shall give prompt notice to each of the Members of any change to the name of the Company.

Section 2.03     Principal Office. The principal office of the Company is located at Five Concourse Parkway, Suite 300, Atlanta, Georgia 30328, or such other place as may from time to time be determined by the Managers. The Managers shall give prompt notice of any such change to each of the Members.

Section 2.04     Registered Office; Registered Agent. The Managers shall cause the Company to maintain a registered office and registered agent in the manner provided by the Georgia Act and Applicable Law.

Section 2.05     Purpose; Powers.

(a)     The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Georgia Act and to engage in any and all activities necessary or incidental thereto.

(b)     The Company shall have all the powers necessary or convenient to carry out the purposes for which it is formed, including the powers granted by the Georgia Act.

Section 2.06     Term. The term of the Company commenced on the date the Articles of Organization were filed with the Secretary of State of Georgia and shall continue in existence perpetually until the Company is dissolved in accordance with the provisions of this Agreement or as otherwise required by Applicable Law.

Section 2.07     No State-Law Partnership; Tax Classification. The Members intend that the Company shall not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member, Manager or Officer of the Company shall be a partner or joint venturer of any other Member, Manager or Officer of the Company, for any purposes other than as set forth in the next sentence of this Section 2.07.  Subject to Section 3.05, the Company has been, and will continue to be, treated as a disregarded entity for U.S. federal, state and local income tax purposes, and the Managers shall undertake all actions necessary or advisable to secure such tax treatment. During any period in which there is more than one Member holding Class A Units, the Company shall be treated as a partnership. Each Member shall file all income tax returns consistent with such treatment.

Article III
Units

Section 3.01     Units Generally. The Ownership Interests of the Members shall be represented by issued and outstanding Units, which may be divided into one or more types, classes or series. Each type, class or series of Units shall have the privileges, preferences, duties, liabilities, obligations and rights, including voting rights, if any, set forth in this Agreement with respect to such type, class or series. The Managers shall maintain a schedule of all Members, their respective mailing addresses and the amount and series of Units held by them (the “Members Schedule”), and the Managers shall update the Members Schedule upon the issuance or Transfer of any Units to any new or existing Member; provided, however, that the failure of the Managers to update the Members Schedule or to provide a revised copy of the Members Schedule to the Members shall not prevent the effectiveness of or otherwise affect the underlying adjustments that would be reflected in such an update to the Members Schedule. Notwithstanding anything to the contrary herein, the Managers shall maintain and update the Members Schedule in such manner as to ensure that the Class B Preferred Units are in registered form under Treasury Regulation Section 5f.103-1(c). A copy of the Members Schedule as of the execution of this Agreement is attached hereto as Schedule A.

Section 3.02     Authorization and Issuance of Class A Units. Subject to compliance with Section 3.07 and Section 9.01(b), the Company is hereby authorized to issue a class of Units designated as Class A Units. As of the date hereof, 1,000 Class A Units are issued and outstanding to the Members in the respective amounts set forth on the Members Schedule.

Section 3.03     Authorization and Issuance of Class B Preferred Units. Subject to compliance with Section 8.04 and Section 9.01(b), the Company is hereby authorized to issue a class of Units designated as Class B Preferred Units. As of the date hereof, 50,500,000 Class B Preferred Units are issued and outstanding to the Members in the respective amounts set forth on the Members Schedule. The Company is authorized to issue up to 101,000,000 Class B Preferred Units in the aggregate plus such number of Class B Preferred Units as may be issued as part of the Preferred Return. The Company shall promptly issue any Class B Preferred Units as part of the Preferred Return (i.e., payment-in-kind Units) after the end of each fiscal quarter in which such Class B Preferred Units are issuable as part of the Preferred Return.

Section 3.04     Other Issuances. In addition to the Class A Units and Class B Preferred Units, the Company is hereby authorized, subject to compliance with Section 3.07, Section 8.04 and Section 9.01(b), to authorize and issue or sell to any Person any of the following (collectively, “New Interests”): (a) any new type, class or series of Units not otherwise described in this Agreement, which Units may be designated as classes or series of the Class A Units or Class B Preferred Units but having different rights; and (b) Unit Equivalents. The Managers are hereby authorized, subject to Section 8.04 and Section 14.09, to amend this Agreement to reflect such issuance and to fix the relative privileges, preferences, duties, liabilities, obligations and rights of any such New Interests, including the number of such New Interests to be issued, the preferences (with respect to Distributions, in liquidation or otherwise) over any other Units and any contributions required in connection therewith.

Section 3.05     Conversion Transaction. In connection with the consummation of an initial public offering, the Managers, after reasonable consultation with the Class A Members and the prior consent of the TCP Majority Holder(s), which consent will not be unreasonably withheld, delayed or conditioned, may (i) amend this Agreement to provide for (A) a conversion in accordance with applicable law to a corporation or (B) the formation of a parent holding company that is a corporation for U.S. federal income tax purposes and whose primary asset would consist of Units of the Company, which parent holding company would be the offeror in the initial public offering and control the Company following such initial public offering, and into which the Class B Members could, and other Members may, merge in a so-called “up C structure;” (ii) distribute shares of common stock or other equity securities of the resulting company to the Members; (iii) form a subsidiary holding company and distribute its shares to the Members; (iv) move the Company or any successor to another jurisdiction to facilitate any of the foregoing; and/or (v) take such other steps as are reasonably necessary to create a suitable vehicle for an offering or sale, in each such case in accordance with applicable law, on a tax-efficient basis for Members and the equity owners of Members (as applicable), and in each case for the express purpose of effecting an initial public offering.

Section 3.06     Certification of Units.

(a)     The Managers in their sole discretion may, but shall not be required to, issue certificates to the Members representing the Units held by such Members.

(b)     In the event that the Managers shall issue certificates representing Units in accordance with Section 3.06(a), then in addition to any other legend required by Applicable Law, all certificates representing issued and outstanding Units shall bear a legend substantially in the following form:

THE UNITS REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE OPERATING AGREEMENT OF THE COMPANY, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE UNITS REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH AMENDED AND RESTATED OPERATING AGREEMENT.

THE UNITS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT (A) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER SUCH ACT AND LAWS, OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER.

Section 3.07     Pre-emptive Rights.

(a)     Issuance of New Securities. The Company hereby grants to each Member holding Class A Units (each, a “Pre-emptive Member”) the right to purchase its Pro Rata Portion of any New Securities that the Company may from time to time propose to issue or sell to any party following the date hereof.

(b)     Definition of New Securities. As used herein, the term “New Securities” shall mean new issuances of Units and any Unit Equivalents; provided, that the term “New Securities” shall not include Units or Unit Equivalents issued or sold by the Company in connection with: (i) a grant to any existing or prospective Managers, Officers or other Service Providers pursuant to any incentive plan or similar equity-based plans or other compensation agreement; (ii) the conversion or exchange of any securities of the Company into Units, or the exercise of any warrants or other rights to acquire Units; (iii) any acquisition by the Company of any equity interests, assets, properties or business of any Person; (iv) any merger, consolidation or other business combination involving the Company; (v) any transaction or series of related transactions involving a Change of Control; (vi) any subdivision of Units (by a split of Units or otherwise), payment of Distributions or any similar recapitalization; (vii) any private placement of warrants to purchase Ownership Interests to lenders or other institutional investors (excluding the Members) in any arm’s length transaction in which such lenders or investors provide debt financing to the Company; (viii) that certain Class B Preferred Unit Purchase Agreement, dated as of November 14, 2019, by and between the Company and the “Purchasers” named therein (the “Class B Preferred Unit Purchase Agreement”); or (ix) a joint venture, strategic alliance or other commercial relationship with any Person (including Persons that are customers, suppliers and strategic partners of the Company) relating to the operation of the Company’s business and not for the primary purpose of raising equity capital.

(c)     Additional Issuance Notices. The Company shall give written notice (an “Issuance Notice”) of any proposed issuance or sale described in Section 3.07(a) to the Pre-emptive Members within five (5) Business Days following any meeting of the Managers at which any such issuance or sale is approved. The Issuance Notice shall, if applicable, be accompanied by a written offer from any prospective purchaser seeking to purchase New Securities (a “Prospective Purchaser”) and shall set forth the material terms and conditions of the proposed issuance or sale, including:

(i)     the number and description of the New Securities proposed to be issued and the percentage of the Company’s Units then outstanding on a Fully Diluted Basis (both in the aggregate and with respect to each class or series of Units proposed to be issued) that such issuance would represent;

(ii)     the proposed issuance date, which shall be at least twenty (20) Business Days from the date of the Issuance Notice;

(iii)     the proposed purchase price per unit of the New Securities; and

(iv)     if the consideration to be paid by the Prospective Purchaser includes non-cash consideration, the Managers’ good-faith determination of the fair market value thereof.

The Issuance Notice shall also be accompanied by a current copy of the Members Schedule indicating the Pre-emptive Members’ holdings of Class A Units in a manner that enables each Pre-emptive Member to calculate its Pro Rata Portion of any New Securities.

(d)     Exercise of Pre-emptive Rights. Each Pre-emptive Member shall for a period of ten (10) Business Days following the receipt of an Issuance Notice (the “Exercise Period”) have the right to elect irrevocably to purchase all or any portion of its Pro Rata Portion of any New Securities at the purchase price set forth in the Issuance Notice by delivering a written notice to the Company (an “Acceptance Notice”) specifying the number of New Securities it desires to purchase. The delivery of an Acceptance Notice by a Pre-emptive Member shall be a binding and irrevocable offer by such Member to purchase the New Securities described therein, provided that such right and obligation of a Pre-emptive Member is subject to the consummation of the issuance or sale described in the Issuance Notice in accordance with this Section 3.07. The failure of a Pre-emptive Member to deliver an Acceptance Notice by the end of the Exercise Period shall constitute a waiver of its rights under this Section 3.07 with respect to the purchase of such New Securities, but shall not affect its rights with respect to any future issuances or sales of New Securities.

(e)     Over-allotment. No later than five (5) Business Days following the expiration of the Exercise Period, the Company shall notify each Pre-emptive Member in writing of the number of New Securities that each Pre-emptive Member has agreed to purchase (including, for the avoidance of doubt, where such number is zero) (the “Over-allotment Notice”). Each Pre-emptive Member exercising its rights to purchase its Pro Rata Portion of the New Securities in full (an “Exercising Member”) shall have a right of over-allotment such that if any other Pre-emptive Member has failed to exercise its right under this Section 3.07 to purchase its full Pro Rata Portion of the New Securities (each, a “Non-Exercising Member”), such Exercising Member may purchase its Pro Rata Portion of such Non-Exercising Member’s allotment by giving written notice to the Company within five (5) Business Days of receipt of the Over-allotment Notice (the “Over-allotment Exercise Period”).

(f)     Sales to the Prospective Purchaser. Following the expiration of the Exercise Period and, if applicable, the Over-allotment Exercise Period, the Company shall be free to complete the proposed issuance or sale of New Securities described in the Issuance Notice with respect to which Pre-emptive Members declined to exercise the pre-emptive right set forth in this Section 3.07 on terms no less favorable to the Company than those set forth in the Issuance Notice (except that the amount of New Securities to be issued or sold by the Company may be reduced); provided, that: (i) such issuance or sale is closed within twenty (20) Business Days after the expiration of the Exercise Period and, if applicable, the Over-allotment Exercise Period (subject to the extension of such twenty (20) Business Day period for a reasonable time not to exceed forty (40) Business Days to the extent reasonably necessary to obtain any third-party approvals); and (ii) for the avoidance of doubt, the price at which the New Securities are sold to the Prospective Purchaser is at least equal to or higher than the purchase price described in the Issuance Notice. In the event the Company has not sold such New Securities within such time period, the Company shall not thereafter issue or sell any New Securities without first again offering such securities to the Members in accordance with the procedures set forth in this Section 3.07.

(g)     Closing of the Issuance. The closing of any purchase by any Pre-emptive Member shall be consummated concurrently with the consummation of the issuance or sale described in the Issuance Notice. Upon the issuance or sale of any New Securities in accordance with this Section 3.07, the Company shall deliver the New Securities free and clear of any liens (other than those arising hereunder and those attributable to the actions of the purchasers thereof). The Company, in the discretion of the Managers pursuant to Section 3.06(a), may deliver to each Exercising Member certificates evidencing the New Securities. Each Exercising Member shall deliver to the Company the purchase price for the New Securities purchased by it by certified or bank check or wire transfer of immediately available funds. Each party to the purchase and sale of New Securities shall take all such other actions as may be reasonably necessary to consummate the purchase and sale including, without limitation, entering into such additional agreements as may be necessary or appropriate.

Section 3.08     Income Tax Treatment of Class B Preferred Units and Payments With Respect Thereto.

(a)     Debt Treatment. For federal, state and local income tax purposes, the Company and all Members intend the Class B Preferred Units to constitute indebtedness. Accordingly, consistent with Section 2.07, during the period in which there is only one Member holding Class A Units, the Company shall be treated as an entity that is disregarded from its sole owner for federal, state and local income tax purposes.

(b)     Registered Form. The Company and Members further agree to treat the Class B Preferred Units as in registered form under Treasury Regulation Section 5f.103-1(c) (in light of documentation requirements relating to new Members under Sections 3.01 and 4.01(b)).

(c)     Additional Yield Amounts. The Company and all Members acknowledge that the Company may be required to pay the Members holding Class B Preferred Units the Additional Yield Amounts pursuant to Section 7.02. The Company believes that the likelihood of payments of Additional Yield Amounts is remote, as determined under Treasury Regulation Section 1.1275-4(a)(5). Therefore, the Company and all Members will treat this contingency in a manner so as not to subject the Class B Preferred Units to Treasury Regulation Section 1.1275-4 governing certain contingent payment debt instruments and so as not to otherwise be taken into account for purposes of determining the yield and maturity of the notes. The Company and all Members will treat the Class B Preferred Units as not constituting contingent interest as defined under Section 871(h) of the Code. Any Additional Yield Amounts in fact paid on the Class B Preferred Units shall be treated as additional interest for tax purposes, in each case, unless otherwise required by applicable Law.

(d)     No Member shall take any tax filing or reporting that is in any manner inconsistent with this Section 3.08, unless otherwise required by applicable Law and with advance written notice to the Company.

Article IV
Members

Section 4.01     Admission of New Members.

(a)     New Members may be admitted from time to time (i) in connection with an issuance of Units by the Company, subject to compliance with the provisions of Section 3.07, Section 8.04 and Section 9.01(b), as applicable, and (ii) in connection with a Transfer of Units, subject to compliance with the provisions of Article IX, and in either case, following compliance with the provisions of Section 4.01(b).

(b)     In order for any Person not already a Member of the Company to be admitted as a Member, whether pursuant to an issuance or Transfer of Units, such Person shall have executed and delivered to the Company a written undertaking substantially in the form of the Joinder Agreement. Upon the amendment of the Members Schedule by the Managers and the satisfaction of any other applicable conditions, including, if a condition, the receipt by the Company of payment for the issuance of the applicable Units, such Person shall be admitted as a Member and deemed listed as such on the books and records of the Company and thereupon shall be issued his, her or its Units. The Managers shall also adjust the Capital Accounts of the Members as necessary in accordance with Section 5.03.

Section 4.02     No Personal Liability. Except as otherwise provided in the Georgia Act, by Applicable Law, no Member will be obligated personally for any debt, obligation or liability of the Company or other Members, whether arising in contract, tort or otherwise, solely by reason of being a Member.

Section 4.03     No Withdrawal. A Member shall not cease to be a Member as a result of the Bankruptcy of such Member or as a result of any other events specified in Section 14-11-601(5) of the Georgia Act. So long as a Member continues to hold any Units, such Member shall not have the ability to withdraw or resign as a Member prior to the dissolution and winding up of the Company and any such withdrawal or resignation or attempted withdrawal or resignation by a Member prior to the dissolution or winding up of the Company shall be null and void. As soon as any Person who is a Member ceases to hold any Units, such Person shall no longer be a Member.

Section 4.04     Death. The death of any Member shall not cause the dissolution of the Company. In such event the Company and its business shall be continued by the remaining Member or Members and the Units owned by the deceased Member shall automatically be Transferred to such deceased Member’s heirs; provided, that within a reasonable time after such Transfer, the applicable heirs shall sign a written undertaking substantially in the form of the Joinder Agreement.

Section 4.05     Voting. Except as otherwise provided by this Agreement (including Section 14.09) or as otherwise required by the Georgia Act or Applicable Law:

(a)     each Member shall be entitled to one vote per Class A Unit on all matters upon which the Members have the right to vote under this Agreement; and

(b)     the Class B Preferred Units shall not entitle the holders thereof to vote on any matters required or permitted to be voted on by the Members other than as provided in Section 8.04.

Section 4.06     Action by Members.

(a)     No annual meeting of the Members is required to be held. Unless consent or approval by all or a specifically named subset of the Members is required under the terms of this Agreement, the Georgia Act or other Applicable Law, the consent or approval of a Member or Members holding not less than a majority of the Class A Units held by all Members shall constitute an act by the Members hereunder.

(b)     Any action that is to be voted on, consented to or approved by Members may be taken without a meeting, without prior notice and without a vote if consented to, in writing or by Electronic Transmission, by a Member or Members holding not less than the number of Units (or any class thereof) necessary to consent to or approve of such action. A record shall be maintained by the Managers of each such action taken by written consent of a Member or Members.

Section 4.07     Power of Members. The Members shall have the power to exercise any and all rights or powers granted to Members pursuant to the express terms of this Agreement and the Georgia Act. Except as otherwise specifically provided by this Agreement or required by the Georgia Act, no Member, in its capacity as a Member, shall have the power to act for or on behalf of, or to bind, the Company.

Section 4.08     No Interest in Company Property. No real or personal property of the Company shall be deemed to be owned by any Member individually, but shall be owned by, and title shall be vested solely in, the Company. Without limiting the foregoing, each Member hereby irrevocably waives during the term of the Company any right that such Member may have to maintain any action for partition with respect to the property of the Company.

Section 4.09     No Dissenters’ Rights. No Member shall have any right to dissent under Applicable Law.

Section 4.10     Derivative Actions. Except as may be required by the Georgia Act or Applicable Law, derivative actions under Article 8 of the Georgia Act may be discontinued or settled without the court’s approval upon, and only upon, the approval of the Managers.

Article V
Capital Contributions; Capital Accounts

Section 5.01     Initial Capital Contributions. Contemporaneously with the execution of this Agreement, each Initial Member has made or is deemed to have made the Capital Contribution(s) giving rise to the initial credit in such Initial Member’s Capital Account and is deemed to own the number, type, series and class of Units, in each case, in the amounts set forth opposite such Initial Member’s name on the Members Schedule as in effect on the date hereof.

Section 5.02     Additional Capital Contributions.

(a)     Except as otherwise agreed by a Member or in accordance with the Class B Preferred Unit Purchase Agreement, no Member shall be required to make any Capital Contributions to the Company.

(b)     Except as otherwise agreed by a member, no Member shall be required to lend any funds to the Company and no Member shall have any personal liability for the payment or repayment of any Capital Contribution by or to any other Member.

(c)     Notwithstanding the other provisions of this Section 5.02, a Member may, under the circumstances set forth in Section 14-11-408 of the Georgia Act, be required to reimburse the Company, for Distributions such Person received knowing that such Distributions were made in violation of Section 14-11-407 of the Georgia Act.

Section 5.03     Maintenance of Capital Accounts. The Company shall establish and maintain for each Member a separate capital account (a “Capital Account”) on its books and records in accordance with this Section 5.03 and Treasury Regulations Section 1.704-1(b)(2)(iv). Each Capital Account shall be established and maintained in accordance with the following provisions:

(a)     Each Member’s Capital Account shall be increased by the amount of:

(i)     such Member’s Capital Contributions, including such Member’s initial Capital Contribution and any Additional Capital Contributions;

(ii)     any Net Income or other item of income or gain allocated to such Member pursuant to Article VI; and

(iii)     any liabilities of the Company that are assumed by such Member or secured by any property Distributed to such Member.

(b)     Each Member’s Capital Account shall be decreased by:

(i)     the cash amount or Book Value of any property Distributed to such Member pursuant to Article VII and Section 12.03(c);

(ii)     the amount of any Net Loss or other item of loss or deduction allocated to such Member pursuant to Article VI; and

(iii)     the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

(iv)     At the discretion of the Managers, a Member’s Capital Account may, in the circumstances described in Treasury Regulations Section 1.704-1(b)(2)(iv)(f), be adjusted to reflect revaluations of the Book Value of Company assets in accordance with such provision of the Treasury Regulations, provided that, following such a revaluation, the Capital Accounts shall be adjusted in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g).

Section 5.04     Succession Upon Transfer. Except as otherwise decided by the Managers at their discretion, in the event that any Units are Transferred in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the Transferor to the extent it relates to the Transferred Units and, subject to Section 6.05, shall receive allocations and Distributions pursuant to Article VI, Article VII and Article XII in respect of such Units.

Section 5.05     Negative Capital Accounts. In the event that any Member shall have a deficit balance in his, her or its Capital Account, such Member shall have no obligation, during the term of the Company or upon dissolution or liquidation thereof, to restore such negative balance or make any Capital Contributions to the Company by reason thereof, except as may be required by Applicable Law or in respect of any negative balance resulting from a withdrawal of capital or dissolution in contravention of this Agreement.

Section 5.06     No Withdrawal. No Member shall be entitled to withdraw any part of his, her or its Capital Account or to receive any Distribution from the Company, except as provided in this Agreement. No Member shall receive any interest, salary or drawing with respect to his, her or its Capital Contributions or Capital Account, except as otherwise provided in this Agreement. The Capital Accounts are maintained for the sole purpose of allocating items of income, gain, loss and deduction among the Members.

Section 5.07     Member Loans.

(a)     Member Loans. The Members acknowledge and agree that the Members may, from time to time, make loans to the Company at such times and in such amounts as determined by the Managers (each such loan, a “Member Loan”). Subject to Section 8.04, the terms of Member Loans will be determined in the sole discretion of the Managers.

(b)     Treatment of Loans from Members. Member Loans to the Company shall not be considered Capital Contributions by such Member and shall not affect the maintenance of such Member’s Capital Account, other than to the extent provided in Section 5.03(a)(iii), if applicable.

Section 5.08     Modifications. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 1.704-1(b) of the Treasury Regulations and shall be interpreted and applied in a manner consistent with such Treasury Regulations. If the Managers determine that it is prudent to modify the manner in which the Capital Accounts, or any increases or decreases to the Capital Accounts, are computed in order to comply with such Treasury Regulations, the Managers may authorize such modifications, provided that they are not likely to have a material effect on the amounts distributed to any Member upon the dissolution of the Company. The Managers also shall (a) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Section 1.704-1(b)(2)(iv)(q) of the Treasury Regulations and (b) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Section 1.704-1(b) of the Treasury Regulations.

Article VI
Allocations

Section 6.01     Allocation of Net Income and Net Loss. For each Fiscal Year (or portion thereof), except as otherwise provided in this Agreement, Net Income and Net Loss (and, to the extent necessary, individual items of income, gain, loss or deduction) of the Company shall be allocated among the Members in a manner such that, after giving effect to the special allocations set forth in Section 6.02, the Capital Account balance of each Member, immediately after making such allocations, is, as nearly as possible, equal to (a) the Distributions that would be made to such Member pursuant to Section 7.02 if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Book Value, all Company liabilities were satisfied (limited with respect to each Nonrecourse Liability to the Book Value of the assets securing such liability), and the net assets of the Company were Distributed, in accordance with Section 7.02, to the Members immediately after making such allocations, minus (b) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets.

Section 6.02     Regulatory and Special Allocations. Notwithstanding the provisions of Section 6.01, the following special allocations shall be made in the following order:

(a)     Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain (determined according to Treasury Regulations Section 1.704-2(d)(1)) during any Fiscal Year, each Member shall be specially allocated Net Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 6.02(a) is intended to comply with the “minimum gain chargeback” requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(b)     Member Minimum Gain Chargeback. Member Nonrecourse Deductions shall be allocated in the manner required by Treasury Regulations Section 1.704-2(i). Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Fiscal Year, each Member that has a share of such Member Nonrecourse Debt Minimum Gain shall be specially allocated Net Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to that Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain. Items to be allocated pursuant to this paragraph shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 6.02(b) is intended to comply with the “minimum gain chargeback” requirements in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c)     Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or Distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), Net Income shall be specially allocated to such Member in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit created by such adjustments, allocations or Distributions as quickly as possible. This Section 6.02(c) is intended to comply with the qualified income offset requirement in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(d)     Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Fiscal Year that is in excess of the sum of the amount such Member is obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.02(d) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article VI have been made as if Section 6.02(c) and this Section 6.02(d) were not in this Agreement.

(e)     Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Members in proportion to their respective Percentage Interests.

(f)     Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

(g)     Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulations Sections 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member's interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(h)     Curative Allocations. The allocations set forth in Sections 6.02(a)-(g) and Section 6.03 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations under Code Section 704. Notwithstanding any other provisions of this Article VI (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating Net Income and Net Losses among Members so that, to the extent possible, the net amount of such allocations of Net Income and Net Losses and other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to such Member if the Regulatory Allocations had not occurred.

Section 6.03     Net Losses. Net Losses allocated pursuant to Section 6.01 hereof shall not exceed the maximum amount of Net Losses that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Net Losses pursuant to Section 6.01 hereof, the limitation set forth in this Section 6.03 shall be applied on a Member-by-Member basis and Net Losses not allocable to any Member as a result of such limitation shall be allocated to the other Members in proportion to the amounts that can be allocated to each of them without causing or increasing an Adjusted Capital Account Deficit so as to allocate the maximum permissible Net Losses to each Member under Treasury Regulations Section 1.704-1(b)(2)(ii)(d).

Section 6.04     Tax Allocations.

(a)     Subject to Section 6.04(b) through Section 6.04(e), all income, gains, losses and deductions of the Company shall be allocated for federal, state and local income tax purposes among the Members in accordance with the allocation of such income, gains, losses and deductions among the Members for computing their Capital Accounts, except that if any such allocation for tax purposes is not permitted by the Code or other Applicable Law, the Company’s subsequent income, gains, losses and deductions shall be allocated among the Members for tax purposes, to the extent permitted by the Code and other Applicable Law, so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(b)     Items of Company taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Code Section 704(c), so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value.

(c)     If the Book Value of any Company asset is adjusted pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f) as provided in clause (c) of the definition of Book Value, subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c).

(d)     Allocations of tax credit, tax credit recapture and any items related thereto shall be allocated to the Members according to their interests in such items as determined by the Managers taking into account the principles of Treasury Regulations Section 1.704-1(b)(4)(ii).

(e)     The Company shall make allocations pursuant to this Section 6.04 in accordance with the traditional method in accordance with Treasury Regulations Section 1.704-3(b).

(f)     Allocations pursuant to this Section 6.04 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Income, Net Losses, Distributions or other items pursuant to any provisions of this Agreement.

Section 6.05     Other Allocation Rules.

(a)     Allocations in Respect of Transferred Units. In the event of a Transfer of Units during any Fiscal Year made in compliance with the provisions of Article IX, Net Income, Net Losses and other items of income, gain, loss and deduction of the Company attributable to such Units for such Fiscal Year shall be determined using the interim closing of the books method.

(b)     Taxable Periods. For purposes of determining the Net Income, Net Losses, or any other items allocable to any period, Net Income, Net Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Partnership Representative or the Designated Individual using any permissible method under Code Section 706 and the Regulations thereunder.

(c)     Excess Nonrecourse Liabilities. Any "excess nonrecourse liability" of the Company, within the meaning of Regulations Section 1.752-3(a)(3), shall be allocated first among the Members in proportion to and to the extent of the amount of built-in gain that is allocable to each Member on Code Section 704(c) property or property for which reverse Code Section 704(c) allocations are applicable where such property is subject to the nonrecourse liability to the extent that such built-in gain exceeds the gain described in Regulations Section 1.752-3(a)(2) with respect to such property. The amount of any excess nonrecourse liabilities not allocated pursuant to the preceding sentence shall be allocated in accordance with the Members' interests in Company profits. Solely for purposes of this Section 6.05(c), the Members' interests in Company profits are in proportion to their Percentage Interests.

Article VII
Distributions

Section 7.01     General.

(a)     Subject to Section 7.02, the Managers shall have sole discretion regarding the amounts and timing of Distributions to Members (including Distributions paid to Members in connection with Members’ annual allocable share of tax liabilities), including to decide to forego payment of Distributions in order to provide for the retention and establishment of reserves of, or payment to third parties of, such funds as it deems necessary with respect to the reasonable business needs of the Company (which needs may include the payment or the making of provision for the payment when due of the Company’s obligations, including, but not limited to, present and anticipated debts and obligations, capital needs and expenses, the payment of any management or administrative fees and expenses, and reasonable reserves for contingencies).

(b)     Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any Distribution to Members if such Distribution would violate Section 14-11-407 of the Georgia Act or other Applicable Law.

Section 7.02     Priority of Distributions. Subject to Section 12.03(c), if applicable, all Distributions determined to be made by the Managers pursuant to Section 7.01 shall be made in the following manner:

(a)     first, to the Members holding Class A Units in proportion to the product of (y) each such Member’s allocable share of taxable income of the Company and its Subsidiaries (assuming that none of the Company or its Subsidiaries is a disregarded entity) for a fiscal year of the Company, or such other relevant period, multiplied by (z) the Tax Rate; provided, however, that no Distribution shall be made in respect of any Taxes paid under either of the Tax Sharing Agreements;

(b)     second, to the Members holding Class B Preferred Units pro rata in proportion to each such Member’s Unpaid Preferred Return, until such Member’s Unpaid Preferred Return has been reduced to zero;

(c)     third, up to $[*****] with respect to a Fiscal Year of the Company solely for a Specified Permitted Use of Proceeds for such Fiscal Year, to the Atlanticus Member;

(d)     fourth, to the Members holding Class B Preferred Units issued as part of the Preferred Return (i.e., payment-in-kind Units), if any, to the extent of, and in proportion to, the positive balances in their respective Class B Contribution Accounts with respect to such Class B Preferred Units so issued;

(e)     fifth, if any Class B Preferred Units are outstanding, provided that the Financial Distribution Test is satisfied, to the Members holding Class A Units in accordance with their then respective Class A Percentage Interests, up to, in the aggregate, 50% of the Managed Earnings of the Company for all distributions pursuant to this Section 7.02(e);

(f)     sixth, if any Class B Preferred Units are outstanding, provided that the Financial Distribution Test is satisfied, at the election of the Atlanticus Member, (i) to the Members holding the Class B Preferred Units, the Additional Yield Amount, and then (ii) to the Atlanticus Member, up to $[*****] with respect to a Fiscal Year of the Company for all distributions pursuant to this Section 7.02(f) solely for a Specified Permitted use of Proceeds for such Fiscal Year; and

(g)     seventh, if there are no Class B Units outstanding, to the Members holding Class A Units in accordance with their then respective Class A Percentage Interests.

For the avoidance of doubt, once the Members holding Class B Preferred Units issued as part of the Preferred Return (i.e., payment-in-kind Units) have received distributions pursuant to Section 7.02(d) sufficient to reduce their Class B Contribution Accounts to zero, such Preferred Class B Units shall be deemed to have been redeemed in full by the Company without any action on their part and they shall not be entitled to any further distributions or payments from the Company with respect to such Class B Preferred Units.

Section 7.03     Tax Withholding; Withholding Advances.

(a)     Tax Withholding. If requested by the Managers, each Member shall, if able to do so, deliver to the Managers:

(i)     an affidavit in form satisfactory to the Manager that the applicable Member (or its members, as the case may be) is not subject to withholding under the provisions of any federal, state, local, foreign or other Applicable Law;

(ii)     any certificate that the Managers may reasonably request with respect to any such laws; and/or

(iii)     any other form or instrument reasonably requested by the Managers relating to any Member’s status under such laws.

If a Member fails or is unable to deliver to the Managers the affidavit described in Section 7.03(a)(i), the Managers may withhold amounts from such Member in accordance with Section 7.03(b).

(b)     Withholding Advances. The Company is hereby authorized at all times to make payments (“Withholding Advances”) with respect to each Member in amounts required to discharge any obligation of the Company (as determined by the Partnership Representative or the Designated Individual based on the advice of legal or tax counsel to the Company) to withhold or make payments to any federal, state, local or foreign taxing authority (a “Taxing Authority”) with respect to any Distribution or allocation by the Company of income or gain to such Member (including payments made pursuant to Code Section 6225 and allocable to a Member as determined by the Partnership Representative or the Designated Individual in its sole discretion) and to withhold the same from Distributions to such Member. Any funds withheld from a Distribution by reason of this Section 7.03(b) shall nonetheless be deemed Distributed to the Member in question for all purposes under this Agreement and, at the option of the Managers, shall be charged against the Member’s Capital Account.

(c)     Repayment of Withholding Advances. Any Withholding Advance made by the Company to a Taxing Authority on behalf of a Member and not simultaneously withheld from a Distribution to that Member shall:

(i)     be promptly repaid to the Company by the Member on whose behalf the Withholding Advance was made (which repayment by the Member shall not constitute a Capital Contribution, but shall credit the Member’s Capital Account if the Managers shall have initially charged the amount of the Withholding Advance to the Capital Account); or

(ii)     with the consent of the Managers, be repaid by reducing the amount of the next succeeding Distribution or Distributions to be made to such Member (which reduction amount shall be deemed to have been Distributed to the Member, but which shall not further reduce the Member’s Capital Account if the Managers shall have initially charged the amount of the Withholding Advance to the Capital Account).

(d)     Indemnification. Each Member hereby agrees to indemnify and hold harmless the Company and the other Members from and against any liability with respect to taxes, interest or penalties which may be asserted by reason of the Company’s failure to deduct and withhold tax on amounts Distributable or allocable to such Member. The provisions of this Section 7.03(d) and the obligations of a Member pursuant to Section 7.03(c) shall survive the termination, dissolution, liquidation and winding up of the Company and the withdrawal of such Member from the Company or Transfer of its Units. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 7.03, including bringing a lawsuit to collect repayment with interest of any Withholding Advances.

(e)     Overwithholding. Neither the Company nor the Managers shall be liable for any excess taxes withheld in respect of any Distribution or allocation of income or gain to a Member. In the event of an overwithholding, a Member’s sole recourse shall be to apply for a refund from the appropriate Taxing Authority.

(f)     AHYDO. Notwithstanding any other provision of this Agreement, on any Preferred Return payment date on or before the last day of each accrual period that ends after the date that is five years after the date of issue of Class B Preferred Units, the Company shall pay a minimum amount of accrued and unpaid interest on the Class B Preferred Units (i.e., a portion of the 6% per annum interest paid-in-kind) in cash as shall be necessary to ensure that the Class B Preferred Units shall not be considered “applicable high yield discount obligations” (“AHYDOs”) within the meaning of Section 163(i) of the Code, or any successor provision. If definitive guidance is published by the Internal Revenue Service clarifying the application of the AHYDO rules in such a way that would require lesser payments than those described in the preceding paragraph, the amounts of the required payments shall be reduced or eliminated to the greatest extent that would permit the Class B Preferred Units to be exempt from treatment as AHYDOs under such guidance.

Section 7.04     Distributions in Kind.

(a)     The Managers are hereby authorized, in their sole discretion, to make Distributions to the Members holding Class A Units in the form of securities or other property held by the Company. In any non-cash Distribution, the securities or property so Distributed will be Distributed among the Members in the same proportion and priority as cash equal to the fair market value of such securities or property as would be Distributed among the Members pursuant to Section 7.02 as applicable.

(b)     Any Distribution of securities shall be subject to such conditions and restrictions as the Managers determine are required or advisable to ensure compliance with Applicable Law. In furtherance of the foregoing, the Managers may require that the Members execute and deliver such documents as the Managers may deem necessary or appropriate to ensure compliance with all federal and state securities laws that apply to such Distribution and any further Transfer of the Distributed securities and may appropriately legend the certificates that represent such securities to reflect any restriction on Transfer with respect to such laws.

Article VIII
Management

Section 8.01     Managers. The Company is managed by managers within the meaning of Section 14-11-101 of the Georgia Act.

Section 8.02     Management. The Members hereby designate Bettie Lass, Mitch Saunders, and Brian Stone to be the “Managers” of the Company. Subject to Section 8.04, the Managers, acting by majority vote, have full and exclusive control over the business and affairs of the Company and full and exclusive power and authority to make all decisions affecting the business and affairs of the Company, including, without limitation, all decisions otherwise requiring Member approval under the Georgia Act. The Managers are authorized to negotiate, execute and deliver all documents, instruments, leases, certificates and agreements on behalf of the Company as it determines to be necessary or appropriate for, or incidental to, the business of the Company. Managers may be removed and replaced by the Class A Members owning at least fifty-one percent (51%) of the Class A Units.

Section 8.03     Meetings; Manner of Acting.

(a)     The Managers shall meet at such time and at such place as the Managers may designate. Meetings of the Managers may be held either in person or by means of telephone or video conference or other communications device that permits all Managers participating in the meeting to hear each other, at the offices of the Company or such other place (either within or outside the State of Georgia) as may be determined from time to time by the Managers. Written notice of each meeting of the Managers shall be given to each Manager at least 24 hours prior to each such meeting.

(b)     Attendance and Waiver of Notice. Attendance of a Manager at any meeting shall constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice or waiver of notice of such meeting.

(c)     Participation. Any Manager may participate in a meeting of the Board by means of telephone or video conference or other communications device that permits all Managers participating in the meeting to hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting. A Manager may vote or be present at a meeting either in person or by proxy, and such proxy may be granted in writing, by means of Electronic Transmission or as otherwise permitted by Applicable Law.

(d)     Binding Act. Each Manager shall have one vote on all matters submitted to the Managers. With respect to any matter before the Managers, the unanimous act of the Managers constituting shall be the act of the Managers.

(e)     Actions by Written Consent. Notwithstanding anything herein to the contrary, any action of the Managers may be taken without a meeting if a written consent constituting all of the Managers shall approve such action. Such consent shall have the same force and effect as a vote at a duly called meeting of the Managers and may be stated as such in any document or instrument filed with the Georgia Department of State, Division of Corporations.

Section 8.04     Certain Limitations. Notwithstanding Section 8.02 and any other delegation to Managers as set forth in this Agreement, so long as there are Class B Preferred Units outstanding, the Company will not directly or indirectly take, or cause or permit any of its Subsidiaries to take, or agree to take, any of the following actions without the approval of the TCP Majority Holder(s):

(a)     redeem, repurchase or otherwise acquire all or any part of any equity securities of the Company other than (i) redemptions of Class B Preferred Units in accordance with the terms of this Agreement, (ii) if such Member is an individual, in connection with the termination of one or more Member’s employment with the Company or an Affiliate, or (iii) equity securities of Subsidiaries that are owned by the Company or another Subsidiary of the Company;

(b)     issue any (i) Units or Unit Equivalents if the holders of such Units or Unit Equivalents would have rights to receive distributions, rights upon a liquidity event, or rights upon an initial public offering that are equal to or better than those provided to the holders of the Class B Preferred Units or (ii) Class B Preferred Units other than in accordance with the Class B Preferred Unit Purchase Agreement or in connection with the payment of the Preferred Return in accordance with this Agreement;

(c)     amend the number of Class B Preferred Units authorized under this Agreement;

(d)     form or invest in non-wholly-owned direct or indirect subsidiaries of the Company, other than as the Managers reasonably conclude are appropriate in connection with the provision of Approved Financial Services, provided, however, that any actions that are prohibited by Section 8.04(h) or any formation of or investment in any other Person owned by, directly or indirectly, or affiliated with, any Affiliate, officer, director or unit holder (or Affiliate or Family Member of such officer, director or unit holder or any Affiliate of any such Family Member) of the Company or any of its Subsidiaries shall require the consent of the TCP Majority Holder(s);

(e)     incur any Indebtedness other than Indebtedness for the purpose of funding receivables;

(f)     amend or restate (i) this Agreement or the Articles of Organization of the Company in a manner that adversely affects the powers, preferences or rights set forth in this Agreement of the holders of the Class B Preferred Units or any of (ii) (A) the definitions of “Approved Consumer Financial Services,” “Capital Contribution,” “Change of Control,” “Distribution,” “Financial Distribution Test,” “Indebtedness,” “Independent Manager,” “Material Adverse Effect,” “Material Breach,” “Minimum Return,” “Preferred Return,” “Sale of the Company” in this Agreement and “Specified Permitted Use of Proceeds” or (B) Sections 2.07, 3.03, 3.08, 7.02, 8.04, 9.02(a)(ii), 9.05, 9.06, 10.1(b)(viii), 10.02, 11.04, 11.05, 12.03(c) or 13.04.

(g)     issue options or convertible securities that are exercisable for or convertible into Units that the Company could not issue without the approval of the holders of the Class B Preferred Units;

(h)     enter into or materially amend any transactions or agreements between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (other than the Company or any of its Subsidiaries), officer, director or unit holder (or Affiliate or Family Member of such officer, director or unit holder or any Affiliate of any such Family Member) of the Company or any of its Subsidiaries, on the other hand, other than ordinary course of business commercial transactions or agreements on arms’-length terms approved by either (i) a majority of the Independent Managers or (ii) if there is no Independent Manager, then the TCP Majority Holder(s), provided, for the avoidance of doubt, that a guaranty (including extensions or amendments thereto) by the parent or another Affiliate of the Company of any obligations of the Company or a Subsidiary shall not require approval hereunder;

(i)     amend or modify either of the Tax Sharing Agreements in any manner that would increase the payments thereunder by the Company, or enter into any new Tax Sharing Arrangements other than Tax Sharing Agreements with newly-established blocker or similar entities with terms generally consistent with the existing Tax Sharing Agreements;

(j)     make any Distributions other than those delineated in Section 7.02;

(k)     enter into any new lines of business other than Approved Consumer Financial Services;

(l)     except as permitted by Section 3.05, move or enter into any transaction to incorporate or organize the Company or any successor thereto in another jurisdiction if such action would have a materially adverse tax impact on the holders of the Class B Preferred Units; or

(m)     make a voluntary bankruptcy filing, liquidation, receivership or assignment for the benefit of creditors or permit any event of dissolution contemplated by Section 12.01 that does not provide for the redemption in full of all outstanding Class B Preferred Units.

Section 8.05     Officers. The Managers may appoint individuals as officers of the Company (the “Officers”) as they deem necessary or desirable to carry on the business of the Company, and the Managers may delegate to such Officers such power and authority as the Managers deems advisable. Unless the Managers decide otherwise, if the title is one commonly used for officers of a business corporation formed under the Georgia General Corporation Law, the assignment of such title shall constitute the delegation to such Officer of the authority and duties that are normally associated with that office, subject to any specific delegation of authority and duties made to such Officer by the Managers. Any individual may hold two or more offices of the Company. Each Officer shall hold office until his or her successor is designated by the Managers or until his or her earlier death, resignation or removal. Any Officer may resign at any time upon written notice to the Managers. Any Officer may be removed by the Managers, with or without cause, at any time. A vacancy in any office occurring because of death, resignation, removal or otherwise may, but need not, be filled by the Managers. The current officers of the Company shall be those individuals set forth on Schedule B attached hereto.

Section 8.06     No Personal Liability. Except as otherwise provided in the Georgia Act, by Applicable Law or expressly in this Agreement, no Manager will be obligated personally for any debt, obligation or liability of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Manager.

Article IX
Transfer

Section 9.01     General Restrictions on Transfer.

(a)     No Member (or any Permitted Transferee of a Member) shall Transfer any Units or Unit Equivalents without the prior written consent of the Managers except as permitted pursuant to Section 9.02 or in accordance with the procedures described in Section 9.03 or Section 9.04. Such written consent may specify the rights and obligations the Transferee shall have, including whether the Transferee is to be admitted as a Member. No Transfer of Units or Unit Equivalents to a Person not already a Member of the Company shall be deemed completed until the requirements of Section 4.01(b) have been satisfied.

(b)     Notwithstanding any other provision of this Agreement (including Section 9.02), no Member (or any Permitted Transferee of a Member) shall, directly or indirectly, Transfer any of its Units or Unit Equivalents, and the Company agrees that it shall not issue any Units or Unit Equivalents:

(i)     except as permitted under the Securities Act and other applicable federal or state securities or blue sky laws, and then, with respect to a Transfer of Units or Unit Equivalents, if requested by the Company, only upon delivery to the Company of an opinion of counsel in form and substance satisfactory to the Company to the effect that such Transfer may be effected without registration under the Securities Act;

(ii)     if such Transfer or issuance would cause the Company to be considered a “publicly traded partnership” under Section 7704(b) of the Code within the meaning of Treasury Regulations Section 1.7704-1(h)(1)(ii), including the look-through rule in Treasury Regulations Section 1.7704-1(h)(3);

(iii)     if such Transfer or issuance would affect the Company’s existence or qualification as a limited liability company under the Georgia Act;

(iv)     if such Transfer or issuance would cause the Company to lose its status as a disregarded entity (or, for any period in which there is more than one Member holding Class A Units, a partnership) for federal income tax purposes;

(v)     if such Transfer or issuance would cause the Company to be required to register as an investment company under the Investment Company Act of 1940, as amended;

(vi)     if such Transfer or issuance would cause the assets of the Company to be deemed “Plan Assets” as defined under the Employee Retirement Income Security Act of 1974 or its accompanying regulations or result in any “prohibited transaction” thereunder involving the Company; or

(vii)     until the transferee provides the Company with any know-your-customer or other information as may reasonably be requested by the Company.

In any event, the Managers may refuse the Transfer to any Person if such Transfer would have a material adverse effect on the Company as a result of any regulatory or other restrictions imposed by any Governmental Authority.

(c)     Any Transfer or attempted Transfer of any Units or Unit Equivalents in violation of this Agreement shall be null and void, and no such Transfer shall be recorded on the Company’s books and the purported Transferee in any such Transfer shall not be treated (and the purported Transferor shall continue be treated) as the owner of such Units or Unit Equivalents for any purposes of this Agreement.

(d)     For the avoidance of doubt, any Transfer of Units or Unit Equivalents permitted by Section 9.02 or made in accordance with the procedures described in Section 9.03 or Section 9.04, as applicable, and purporting to be a sale, transfer, assignment or other disposal of the entire Ownership Interest represented by such Units or Unit Equivalents, inclusive of all the rights and benefits applicable to such Ownership Interest as described in the definition of the term “Ownership Interest,” shall be deemed a sale, transfer, assignment or other disposal of such Ownership Interest in its entirety as intended by the parties to such Transfer, and shall not be deemed a sale, transfer, assignment or other disposal of any less than all of the rights and benefits described in the definition of the term “Ownership Interest,” unless otherwise explicitly agreed to by the parties to such Transfer.

Section 9.02     Permitted Transfers. The provisions of Section 9.01(a) and Section 9.03 (with respect to the Dragging Member only) shall not apply to any of the following Transfers by any Member of any of its Units or Unit Equivalents:

(a)     with respect to (i) any Member, to (1) such Member’s spouse, parents, siblings, descendants (including adoptive relationships and stepchildren) and the spouses of each such natural persons (collectively, “Family Members”), (2) a trust under which the distribution of Units may be made only to such Member and/or any Family Member of such Member, (3) a charitable remainder trust, the income from which will be paid to such Member during his or her life, (4) a corporation, partnership or limited liability company, the stockholders, partners or members of which are only such Member and/or Family Members of such Member or (5) by will or by the laws of intestate succession, to such Member’s executors, administrators, testamentary trustees, legatees or beneficiaries and (ii) any holder of Class B Preferred Units, to any Affiliate of such holder; provided, that any Member who Transfers Units shall remain bound by the provisions of Section 10.01;

(b)     with respect to any Member that is an investment fund, to such fund’s members or partners;

(c)     with respect to any Member, to the Company. For the avoidance of doubt, this Section 9.02(c) does not entitle a Member to Transfer such Member’s Units or Unit Equivalents to the Company. Any such Transfer to the Company under this Section 9.02(c) shall only occur if approved by the Company and if permitted pursuant to Section 8.04, in which event the Company shall redeem such Member’s Units or Unit Equivalents at Fair Market Value, as determined by the Qualified Appraisal Firm. The transferring Member, by execution hereof, acknowledges and agrees that the Fair Market Value paid for its Units or Unit Equivalents pursuant to a Transfer under this Section 9.02(c) shall be the total consideration due to it for the Transferred Units or Unit Equivalents, and such transferring Member shall have no other rights or claims whatsoever with respect to such Transferred Units or Unit Equivalents.

Section 9.03     Drag-along Rights.

(a)     Participation. If one or more Members (together with their respective Permitted Transferees) holding at least fifty percent (50%) of all the Class A Units (such Member or Members, the “Dragging Member”), propose to consummate, in one transaction or a series of related transactions, a Change of Control (a “Drag-along Sale”), the Dragging Member shall have the right, after delivering the Drag-along Notice in accordance with Section 9.03(c) and subject to compliance with Section 9.03(d), to require that each other Member holding Class A Units (each, a “Drag-along Member”) participate in such sale (including, if necessary, by converting their Unit Equivalents into the Class A Units to be sold in the Drag-along Sale) in the manner set forth in Section 9.03(b).

(b)     Sale of Units. Subject to compliance with Section 9.03(d):

(i)     If the Drag-along Sale is structured as a sale resulting in a majority of the Class A Units of the Company on a Fully Diluted Basis being held by a Third Party Purchaser, then each Drag-along Member shall sell, the number of Class A Units and/or Unit Equivalents of Class A Units equal to the product obtained by multiplying (i) the number of applicable Class A Units on a Fully Diluted Basis held by such Drag-along Member by (ii) a fraction (x) the numerator of which is equal to the number of applicable Class A Units on a Fully Diluted Basis that the Dragging Member proposes to sell in the Drag-along Sale and (y) the denominator of which is equal to the number of applicable Class A Units on a Fully Diluted Basis held by the Dragging Member at such time; and

(ii)     If the Drag-along Sale is structured as a sale of all or substantially all of the assets of the Company or as a merger, consolidation, recapitalization, or reorganization of the Company or other transaction requiring the consent or approval of the Members, then notwithstanding anything to the contrary in this Agreement (including Section 4.05), each Drag-along Member entitled to vote shall vote in favor of the transaction and otherwise consent to and raise no objection to such transaction, including without limitation the valuation of the Units or the consideration to be paid for such Member’s Units.

(iii)     The Distribution of the aggregate consideration of any Drag-along Sale shall be made in accordance with Section 12.03(c).

(c)     Drag-Along Notice. The Dragging Member shall exercise its rights pursuant to this Section 9.03 by delivering a written notice (the “Drag-along Notice”) to the Company and each Drag-along Member no later than ten (10) Business Days prior to the closing date of such Drag-along Sale. The Drag-along Notice shall make reference to the Dragging Member’s rights and obligations hereunder and shall describe in reasonable detail:

(i)     The name of the person or entity to whom such Units are proposed to be sold;

(ii)     The proposed date, time and location of the closing of the sale;

(iii)     The number of each class or series of Units to be sold by the Dragging Member, the proposed amount of consideration for the Drag-along Sale and the other material terms and conditions of the Drag-along Sale, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof and including, if available, the purchase price per Unit of each applicable class or series; and

(iv)     A copy of any form of agreement proposed to be executed in connection therewith.

(d)     Conditions of Sale. The obligations of the Drag-along Members in respect of a Drag-along Sale under this Section 9.03 are subject to the satisfaction of the following conditions:

(i)     The consideration to be received by each Drag-along Member shall be the same form and amount of consideration to be received by the Dragging Member per Class A Unit of each applicable class or series (the Distribution of which shall be made in accordance with Section 9.03(b)) and the terms and conditions of such sale shall, except as otherwise provided in Section 9.03(d)(iii), be the same as those upon which the Dragging Member sells its Class A Units;

(ii)     If the Dragging Member or any Drag-along Member is given an option as to the form and amount of consideration to be received, the same option shall be given to all Drag-along Members; and

(iii)     Each Drag-along Member shall execute the applicable purchase agreement, if applicable, and make or provide the same representations, warranties, covenants, indemnities and agreements as the Dragging Member makes or provides in connection with the Drag-along Sale; provided, that each Drag-along Member shall only be obligated to make individual representations and warranties with respect to its title to and ownership of the applicable Units, authorization, execution and delivery of relevant documents, enforceability of such documents against the Drag-along Member, and other matters relating to such Drag-along Member, but not with respect to any of the foregoing with respect to any other Members or their Units; provided, further, that all representations, warranties, covenants and indemnities shall be made by the Dragging Member and each Drag-along Member severally and not jointly and any indemnification obligation shall be pro rata based on the consideration received by the Dragging Member and each Drag-along Member, in each case in an amount not to exceed the aggregate proceeds received by the Dragging Member and each such Drag-along Member in connection with the Drag-along Sale.

(e)     Cooperation. Each Drag-along Member shall take all actions as may be reasonably necessary to consummate the Drag-along Sale, including, without limitation, entering into agreements and delivering certificates and instruments, in each case, consistent with the agreements being entered into and the certificates being delivered by the Dragging Member, but subject to Section 9.03(d)(iii).

(f)     Expenses. The fees and expenses of the Dragging Member incurred in connection with a Drag-along Sale and for the benefit of all Drag-along Members (it being understood that costs incurred by or on behalf of a Dragging Member for its sole benefit will not be considered to be for the benefit of all Drag-along Members), to the extent not paid or reimbursed by the Company or the Third Party Purchaser, shall be shared by the Dragging Member and all the Drag-along Members on a pro rata basis, based on the consideration received by each such Member; provided, that no Drag-along Member shall be obligated to make any out-of-pocket expenditure prior to the consummation of the Drag-along Sale.

Section 9.04     Tag-along Rights.

(a)     Participation. If one or more Members (together with their respective Permitted Transferees) holding at least fifty percent (50%) of all the Class A Units (for purposes of this Section 9.04, the “Co-Sale Offerees”) receives and accepts an offer to Transfer any Units then-held by such Co-Sale Offerees to any unrelated third party (the “Co-Sale Offeror”), the parties hereto shall comply with the procedures set forth in this Section 9.04. The terms of this Section 9.04 shall not apply to the extent that the Transfer is a Permitted Transfer in compliance with Section 9.02 or any Transfer pursuant to Section 9.03.

(b)     Co-Sale Notice. The Co-Sale Offerees shall, at least twenty (20) days before the closing of a proposed Transfer to a Co-Sale Offeror, deliver a notice (the “Co-Sale Notice”) to each other holder of Units that sets forth (i) the name of the Co-Sale Offeror, (ii) the estimated date, time and location of the closing of the Transfer, (iii) the class and number of Units that the Co-Sale Offeror is proposing to purchase, (iv) the estimated per Unit purchase price payable in respect of such Units, and (v) that the Co-Sale Offeror has been informed of the tag-along rights provided for in this Section 9.04 and has agreed to purchase Units from the Co-Sale Offerees in accordance with the terms hereof.

(c)     Exercise of Co-Sale Right. Within ten (10) days after delivery of the Co-Sale Notice, each holder of Units other than the Co-Sale Offerees (a “Tagging Member”), respectively, may elect to participate in the proposed Transfer by delivering to the Co-Sale Offerees a written notice (the “Tag-Along Notice”) specifying the number of Units (the “Tagging Units”) with respect to which the Tagging Member elects to exercise its rights under this Section 9.04. If one or more Tagging Members exercise its rights to participate in a Transfer to a Co-Sale Offeror pursuant to this Section 9.04 and gives timely notice of such election, then the Co-Sale Offerees shall not Transfer any Units to the Co-Sale Offeror unless (i) the Co-Sale Offeror agrees to purchase that number of Tagging Units each Tagging Member proposes to Transfer in its respective Tag-Along Notice, at the same time and on the same terms and conditions as the purchase of the Class A Units being purchased from the Co-Sale Offerees or, (ii) if the Co-Sale Offeror does not agree to purchase all of the Tagging Units, each Tagging Member is permitted to Transfer, simultaneously with the purchase of the Class A Units from the Co-Sale Offerees, a number of Units equal to its respective Co-Sale Pro Rata Portion, in each case on the terms and conditions set forth in this Section 9.04; provided, that in the event the Tagging Members Transfer their Co-Sale Pro Rata Portion pursuant to subsection (ii) above, the number of Units that the Co-Sale Offerees may Transfer pursuant to the terms of this Section 9.04 shall be reduced by the number of Tagging Units to be sold by the Tagging Members.

(d)     Waiver. Each Tagging Member who does not deliver a Tag-Along Notice in compliance with Section 9.04(c) shall be deemed to have waived all of such Tagging Member’s rights to participate in the a Transfer under this Section 9.04 with respect to the Units owned by such Tagging Member, and the Co-Sale Offeree shall (subject to the rights of any other participating Tagging Member) thereafter be free to sell to the Co-Sale Offeror the Units identified in the Co-Sale Notice and any Tag-Along Notices at a price that is no greater than the applicable price set forth in the Co-Sale Notice and on other terms and conditions which are not in the aggregate materially more favorable to the Co-Sale Offerees or electing Tagging Members than those set forth in the Co-Sale Notice, without any further obligation to the non-accepting Tagging Members.

(e)     Conditions of Sale. Any Tagging Units requested to be Transferred to the Co-Sale Offeror with respect to a proposed Transfer of Units by the Co-Sale Offerees shall be transferred on at least the same terms and conditions as are set forth in the Co-Sale Notice; provided, however, that the price for each Tagging Unit that is of a class or series of Units that is different from the class or series of Units proposed to be Transferred by the Co-Sale Offerees shall be calculated by a Qualified Appraisal Firm, and the determination of such Qualified Appraisal Firm shall be final and binding on, and non-appealable by, the parties hereto. The expenses of such Qualified Appraisal Firm shall be shared equally by the Company and the Tagging Members (with the portion of such expenses payable by the Tagging Members to be allocated among the Tagging Members in proportion to the number of Tagging Units offered to be sold by each Tagging Member). In the event that a Tagging Member that has elected to participate in the proposed Transfer owns Units of a different class or series than are being sold by the Co-Sale Offerees disagrees with the determination of the Qualified Appraisal Firm he, she or it may withdraw such election and not sell Units pursuant to this Section 9.04. If such Transfer is not made within ninety (90) days from delivery of the Co-Sale Notice, the provisions of this Section 9.04 shall again become effective with respect to the proposed Transfer.

(f)     Cooperation. Each Tagging Member shall execute the applicable purchase agreement, if applicable, and make or provide the same representations, warranties, covenants, indemnities and agreements as the Co-Sale Offerees makes or provides in connection with the sale pursuant to this Section 9.04; provided, that each Tagging Member shall only be obligated to make individual representations and warranties with respect to its title to and ownership of the applicable Units, authorization, execution and delivery of relevant documents, enforceability of such documents against the Tagging Member, and other matters relating to such Tagging Member, but not with respect to any of the foregoing with respect to any other Members or their Units; provided, further, that all representations, warranties, covenants and indemnities shall be made by the Co-Sale Offerees and each Tagging Member severally and not jointly and any indemnification obligation shall be pro rata based on the consideration received by the Co-Sale Offerees and each Tagging Member, in each case in an amount not to exceed the aggregate proceeds received by the Co-Sale Offerees and each Tagging Member in connection with the sale pursuant to this Section 9.04.

(g)     Expenses. The fees and expenses of the Co-Sale Offerees incurred in connection with a sale pursuant to this Section 9.04, to the extent not paid or reimbursed by the Company or the Co-Sale Offeror, shall be shared by the Co-Sale Offerees and all of the Tagging Members on a pro-rata basis, based on the consideration received by each such Member.

Section 9.05     Put Right.

(a)     Put Right. Following the earliest to occur of (i) a Sale of the Company, (ii) a Change of Control, (iii) the Company taking one of the actions specified in Section 8.04 without the approval required in such Section, (iv) an Uncured Financial Breach, and (v) October • , 2024, (a “Put Event”), a Member holding Class B Preferred Units may, at its election, require the Company to redeem part or all of such Member’s Class B Preferred Units for cash at a price equal to the positive balances in their respective Class B Contribution Accounts with respect to the Class B Preferred Units being redeemed, including without duplication, any Unpaid Preferred Return through the day of redemption, plus, in the cases of clauses (i), (ii), (iii), and (v), any Minimum Return with respect to such Units (the “Class B Put Purchase Price”). If less than all of the Class B Preferred Units are required to be redeemed, the Units that are redeemed will be determined on a first-in-first out basis. If a Member desires to exercise its right to require the Company to purchase Units pursuant to this Section 9.05, the Member shall deliver to the Company a written notice (the “Put Notice”) specifying the number of Class B Preferred Units to be repurchased by the Company (the “Repurchased Units”). Each applicable Member shall, at the closing of any purchase consummated pursuant to this Section 9.05, represent and warrant to the Company that:

(i)     such Member has full right, title and interest in and to the Repurchased Units;

(ii)     such Member has all the necessary power and authority and has taken all necessary action to sell the Repurchased Units; and

(iii)     the Repurchased Units are free and clear of any and all liens other than those arising as a result of or under the terms of this Agreement.

(b)     Procedures; Closing. The closing of any sale of Repurchased Units pursuant to this Section 9.05 shall take place no later than one hundred twenty (120) days following the receipt by the Company of the Put Notice. The Company shall give the Member at least ten (10) days’ written notice of the date of closing. At the closing of any sale and purchase pursuant to this Section 9.05, the Member shall deliver to the Company a certificate or certificates representing the Units to be sold (if any), accompanied by evidence of transfer and all necessary transfer taxes paid and stamps affixed, if necessary. The Company shall pay the Class B Put Purchase Price for the Repurchased Units by wire transfer of immediately available funds or other means agreed to by the Company and the Member.

(c)     Cooperation. The Member shall take all actions as may be reasonably necessary to consummate the sale contemplated by this Section 9.05, including, without limitation, entering into agreements and delivering certificates and instruments and consents as may be deemed reasonably necessary or appropriate.

Section 9.06     Call Right.

(a)     Call Right. At any time (a “Call Event”), the Company may, at its election, require a Member holding Class B Preferred Units to sell part or all of such Member’s Class B Preferred Units for cash at a price equal to the sum of the positive balances in their respective Class B Contribution Accounts with respect to the Class B Preferred Units being redeemed, including without duplication, any Unpaid Preferred Return through the day of redemption, plus any Minimum Return with respect to such Units (the “Class B Call Purchase Price”). If less than all of the Class B Preferred Units are redeemed, the Units that are redeemed will be determined on a first-in-first out basis. If the Company desires to exercise its right to require a Member to sell Units pursuant to this Section 9.06, the Company shall deliver to the Member above a written notice (the “Call Notice”) specifying the number of Class B Preferred Units to be repurchased by the Company (the “Called Units”). Each applicable Member shall, at the closing of any purchase consummated pursuant to this Section 9.06, represent and warrant to the Company that:

(i)     such Member has full right, title and interest in and to the Called Units;

(ii)     such Member has all the necessary power and authority and has taken all necessary action to sell the Called Units; and

(iii)     the Called Units are free and clear of any and all liens other than those arising as a result of or under the terms of this Agreement.

(b)     Procedures; Closing. The closing of any sale of Called Units pursuant to this Section 9.06 shall take place no later than ninety (90) days following the receipt by the Member of the Call Notice. The Company shall give the Member at least ten (10) days’ written notice of the date of closing. At the closing of any sale and purchase pursuant to this Section 9.06, the Member shall deliver to the Company a certificate or certificates representing the Units to be sold (if any), accompanied by evidence of transfer and all necessary transfer taxes paid and stamps affixed, if necessary. The Company shall pay the Class B Call Purchase Price for the Called Units by wire transfer of immediately available funds or other means agreed to by the Company and the Member.

(c)     Cooperation. The Member shall take all actions as may be reasonably necessary to consummate the sale contemplated by this Section 9.06, including, without limitation, entering into agreements and delivering certificates and instruments and consents as may be deemed reasonably necessary or appropriate.

Article X
Covenants

Section 10.01     Confidentiality.

(a)     Each Member acknowledges that during the term of this Agreement, he, she or it will have access to and become acquainted with trade secrets, proprietary information and confidential information belonging to the Company and its Affiliates that are not generally known to the public, including, but not limited to, information concerning business plans, financial statements and other information provided pursuant to this Agreement, operating practices and methods, expansion plans, strategic plans, marketing plans, contracts, customer lists or other business documents which the Company treats as confidential, in any format whatsoever (including oral, written, electronic or any other form or medium) (collectively, “Confidential Information”). In addition, each Member acknowledges that: (i) the Company has invested, and continues to invest, substantial time, expense and specialized knowledge in developing its Confidential Information; (ii) the Confidential Information provides the Company with a competitive advantage over others in the marketplace; and (iii) the Company would be irreparably harmed if the Confidential Information were disclosed to competitors or made available to the public. Without limiting the applicability of any other agreement to which any Member is subject, each Member agrees that at all times that he, she or it is a Member of the Company and for a period of five (5) years following such Member ceasing to be a Member of the Company, such Member shall not, directly or indirectly, divulge or make use of any Confidential Information of the Company other than in furtherance of such Member’s engagement or role with the Company or for purposes of such Member’s investment in the Company. While a Member, each Member shall make all reasonable efforts to protect and maintain the confidentiality of the Confidential Information of the Company that such Member receives. In the event any Member becomes aware of unauthorized disclosures of the Confidential Information by anyone at any time, whether intentionally or by accident, such Member shall promptly notify the Company. This Agreement does not limit the remedies available to the Company under common or statutory law as to trade secrets or other types of confidential information, which may impose longer duties of non-disclosure.

(b)     Nothing contained in Section 10.01(a) shall prevent any Member from disclosing Confidential Information: (i) upon the order of any court or administrative agency; (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over such Member; (iii) to the extent compelled by legal process or required or requested pursuant to subpoena, interrogatories or other discovery requests; (iv) to the extent necessary in connection with the exercise of any remedy hereunder; (v) to other Members; (vi) to such Member’s Representatives who, in the reasonable judgment of such Member, need to know such Confidential Information and agree to be bound by the provisions of this Section 10.01 as if a Member; (vii) to any potential Permitted Transferee in connection with a proposed Transfer of Units from such Member, as long as such Transferee agrees to be bound by the provisions of this Section 10.01 as if a Member or (viii) in the case of any Member that is (or is controlled by) a private equity fund or other investment fund, the disclosure in a customary manner by such Member of any such information in confidence to such Member’s investors and prospective investors; provided, that in the case of clause (i), (ii) or (iii), such Member shall notify the Company and the Managers of the proposed disclosure as far in advance of such disclosure as practicable (but shall in no event make any such disclosure before notifying the Company and the Managers) and shall use reasonable efforts to ensure that any Confidential Information so disclosed is accorded confidential treatment satisfactory to the Company, when and if available.

(c)     The restrictions of Section 10.01(a) shall not apply to, and the term Confidential Information shall not include information that: (i) is or becomes generally available to the public other than as a result of a disclosure by a Member in violation of this Agreement; (ii) is or becomes available to a Member or any of its Representatives on a non-confidential basis prior to its disclosure by or on behalf of the Company to the receiving Member or any of its Representatives; (iii) is or has been independently developed or conceived by such Member or any of its Representatives without use of Confidential Information; or (iv) becomes available to the receiving Member or any of its Representatives on a non-confidential basis from a source other than the Company, any other Member or any of their respective Representatives; provided, that such source is not known by the receiving Member or any of its Representatives to be bound by a confidentiality agreement with the Company, the disclosing Member or any of their Representatives.

Section 10.02     Affirmative Covenants.

(a)     Notices of Material Events. The Company will furnish to the holders of the Class B Preferred Units prompt written notice of the following:

(i)     the occurrence of any Material Breach, Uncured Financial Covenant Breach or Put Event;

(ii)     the occurrence of any default, event of default or receipt of written notice of any breach of any loan documents representing Indebtedness of the Company or any of its Subsidiaries;

(iii)     any notice from any Governmental Authority of any actual or alleged violation of, or non-compliance with, any Applicable Law, which would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect;

(iv)     the institution of any material action, suit, investigation or proceeding against or affecting the Company or any of its Subsidiaries, including any such investigation or proceeding by any Governmental Authority (other than routine inquiries, investigations or reviews) or any material development in any such action, suit, investigation or proceeding, but in the case of any such action, suit, investigation or proceeding initiated by a Person other than a Governmental Authority, only, if adversely determined, it would be reasonably expected, individually or together with any other action, suit, investigation or proceeding, to have a Material Adverse Effect;

(v)     any development that results, or would reasonably be expected to result in, a Material Adverse Effect;

(vi)     any material change in accounting policies or financial reporting practices by the Company or any Subsidiary;

(vii)     any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other labor disruption against or involving the Company or any Subsidiary of the Company if the same would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and

(viii)     any calculation of any estimated amount of tax due to the Atlanticus Member pursuant to any Tax Sharing Agreement or reimbursement of Taxes pursuant to any Tax Sharing Agreement, together with reasonable supporting detail of any such calculations.

Each notice pursuant to this Section 10.2 shall be by Electronic Transmission accompanied by a statement by the Company setting forth details of the occurrence referred to therein.

(b)     Maintenance of Property. For so long as any Class B Preferred Units remain outstanding, the Company shall maintain, and shall cause each of its Subsidiaries to maintain, and preserve all its material Property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and shall make all necessary repairs thereto and renewals and replacements thereof.

(c)     Insurance. For so long as any Class B Preferred Units remain outstanding, the Company shall, and shall cause each of its Subsidiaries to, maintain or cause to be maintained in full force and effect all policies of insurance of any kind with respect to the Property and businesses of the Company and such Subsidiaries (including policies of life, fire, theft, product liability, public liability, flood insurance, property damage, other casualty, employee fidelity, workers’ compensation, business interruption and employee health and welfare insurance) with financially sound and reputable insurance companies or associations (in each case that are not Affiliates of the Company) of a nature and providing such coverage as is sufficient and as is customarily carried by businesses of the size and character of the business of the Company.

(d)     Compliance with Laws. For so long as any Class B Preferred Units remain outstanding, the Company shall, and shall cause each of its Subsidiaries to, comply in all material respects with all Applicable Law.

Article XI
Records; Tax Matters

Section 11.01     Records and Access to Information. The Company shall maintain at its principal office the records of the Company, and each Member shall have the right, at the Member’s own expense, to inspect and copy such records upon reasonable request during ordinary business hours in accordance with Section 14-11-313 of the Georgia Act, which shall govern the rights of the Members and the obligations of the Company provided in this Section 11.01. The Company will maintain true books and records of account in which full and correct entries will be made of all business transactions pursuant to a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied (except as noted therein or as disclosed to the recipients thereof), and will set aside on its books all such proper accruals and reserves as shall be required under generally accepted accounting principles consistently applied.

Section 11.02     Partnership Representative.

(a)     Atlanticus Holdings Corp. shall be the “partnership representative” of the Company within the meaning of Section 6223(a) of the Code (the “Partnership Representative”) and the Chief Financial Officer of Atlanticus Holdings Corp. shall be the “designated individual” within the meaning of Section 6223 of the Code and Treasury Regulations promulgated thereunder (the “Designated Individual”).

(b)     The Partnership Representative and the Designated Individual shall have the right to make on behalf of the Company any and all elections and take any and all actions that are available to be made or taken by the Partnership Representative, the Designated Individual or the Company under the Code (including an election under Section 6221(b) or 6226(a) of the Code), and the Members shall take such actions requested by the Partnership Representative consistent with any such elections made and actions taken by the Partnership Representative or the Designated Individual, including filing amended tax returns and paying any tax due in accordance with Section 6225(c)(2) of the Code, it being understood that no such amended tax return shall be filed in accordance with such section with respect to the Company without the advance written consent of the Partnership Representative or the Designated Individual in its sole discretion. The Partnership Representative and the Designated Individual shall have the authority to amend this Agreement to make any changes in good faith consultation with the Company’s tax accountants and tax counsel as are necessary or appropriate: (i) to reduce any Company level assessment under Section 6225 of the Code; (ii) to determine any apportionment of any tax; or (iii) to comply with the Code and administrative, judicial or legislative interpretations thereof or changes thereto.

(c)     Each Member shall provide to the Partnership Representative or the Designated Individual such information (or, if applicable, certify as to filing of initial or amended tax returns) as is reasonably requested by the Partnership Representative or the Designated Individual to enable the Partnership Representative or the Designated Individual (i) to reduce any Company level assessment under Section 6225 of the Code, (ii) to determine the allocation of any item of income, gain, loss, deduction or credit of any such Company level assessment among the Members, in good faith consultation with the Company's tax accountants and tax counsel, (iii) to take any and all actions that are available to be made or taken by the Partnership Representative, the Designated Individual or the Company under the Code, or (iv) to comply with or be eligible to invoke any aspect of the Code in any other respect.

(d)     In the event the Company incurs any liability for taxes, interest or penalties:

(i)     The Partnership Representative or the Designated Individual may, or if such amounts are material, shall, cause the Members (including any former Member) to whom such liability relates, as determined by the Partnership Representative or the Designated Individual, in its sole good faith discretion and after consulting with the Company’s and the affected Member’s tax advisors, to pay, and each such Member hereby agrees to pay, such amount to the Company, and such amount shall not be treated as a Capital Contribution; and

(ii)     Any amount not paid by a Member (or former Member) within ten (10) days following the receipt of the request to pay delivered by the Partnership Representative and the Designated Individual shall be treated for purposes of this Agreement as a Withholding Advance governed by Section 7.03(b) hereof.

(e)     The obligations of each Member (or former Member) under this Section 11.02 and Section 7.03(b) shall survive the Transfer or redemption by such Member of its Units and the termination of this Agreement or the dissolution of the Company.

(f)     The Partnership Representative or the Designated Individual shall prepare or cause to be prepared all tax returns required of the Company, which returns shall be reviewed in advance of filing by a certified public accountant selected by the Members. The Members shall file their individual or corporate returns in a manner consistent with the Company’s tax and information returns.

(g)     The Partnership Representative or the Designated Individual may, if it determines that the retention of accountants or other professionals would be in the best interests of the Company, retain such accountants or professionals to assist in any audits. The Company shall indemnify and reimburse the Partnership Representative and the Designated Individual for all expenses, including legal and accounting fees, claims, liabilities, losses and damages to the extent borne by the Partnership Representative or the Designated Individual, incurred in connection with any administrative or judicial proceeding with respect to any audit of the Company’s tax returns. The taking of any action and the incurring of any expense by the Partnership Representative and the Designated Individual in connection with any such proceeding, except to the extent required by Applicable Law, is a matter in the sole discretion of the Partnership Representative and the Designated Individual, as applicable.

(h)     The Partnership Representative and the Designated Individual may resign at any time. If Atlanticus Holdings Corp. ceases to be the Partnership Representative for any reason, the holders of a majority of the Class A Units shall appoint a new Partnership Representative. If Chief Financial Officer of Atlanticus Holdings Corp. ceases to be the Designated Individual, the holders of a majority of the Class A Units in consultation with the Partnership Representative shall appoint a new Designated Individual.

Section 11.03     Member Tax Information. As soon as reasonably possible after the end of each Fiscal Year, the Managers or a designated Officer will cause to be delivered to each Person who was a Member at any time during such Fiscal Year, IRS Schedule K-1 to Form 1065 and such other information with respect to the Company as may be necessary for the preparation of such Person’s federal, state and local income tax returns for such Fiscal Year.

Section 11.04     Tax Reporting for Class B Preferred Units. Notwithstanding Section 11.03 or anything to the contrary herein, consistent with Sections 2.07 and 3.08, no Member holding Class B Preferred Units shall be treated as a partner in a partnership for U.S. federal, state and local income tax purposes. Accordingly, no Member holding Class B Preferred Units will be treated as a partner for tax reporting purposes (including for purposes of tax returns filings and the IRS Schedule K-1) and no IRS Schedule K-1 shall be issued to any such Member holding Class B Preferred Units without such Member’s consent. Further, notwithstanding anything to the contrary in Section 11.02, the Partnership Representative shall promptly notify any Member holding Class B Preferred Units of any tax audits, proceedings, assessments or other actions in connection with a taxing authority recharacterizing the Class B Preferred Units as equity for tax purposes. All Members holding Class B Preferred Units shall be entitled to participate in such tax audits, proceedings, assessments or other actions, and the Partnership Representative and Designated Individual shall not settle with such taxing authority in respect of such tax audits, proceedings, assessments or other actions without the consent of the Members holding Class B Preferred Units.

Section 11.05     Financial Statements. The Company shall furnish to each Member the following reports:

(a)     Annual Financial Statements. As soon as available, and in any event within one hundred twenty (120) days after the end of each Fiscal Year, a consolidated audited balance sheet of the Company and its Subsidiaries as at the end of each such Fiscal Year and audited statements of income, cash flows and Members’ equity for such Fiscal Year, in each case setting forth in comparative form the figures for the previous Fiscal Year, all in reasonable detail and all prepared in accordance with GAAP, consistently applied.

(b)     Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days after the end of each quarterly accounting period in each Fiscal Year (other than the last fiscal quarter of the Fiscal Year), an unaudited consolidated balance sheet of the Company and its Subsidiaries for and as at the end of each such fiscal quarter and an unaudited statement of income, cash flows and Members’ equity for such quarterly accounting period, in each case setting forth in comparative form the figures for the corresponding periods of the previous fiscal quarter, all in reasonable detail and all prepared in accordance with GAAP, consistently applied (subject to normal year-end audit adjustments and the absence of notes thereto).

(c)     Monthly Financial Statements. As soon as available, and in any event within thirty (30) days after the end of each monthly accounting period in each Fiscal Year (other than the last month of each fiscal quarter)1, an unaudited consolidated balance sheet of the Company and its Subsidiaries for and as at the end of each fiscal month, and an unaudited statement of income, cash flows and Members’ equity for such monthly accounting period, in each case prepared in accordance with GAAP and on a managed basis.

(d)     Financial Covenant. Together with the delivery of the financial statements under (a) and (b), the calculation of the Financial Covenant for the most recently completed quarter, certified by the principal financial or accounting Officer of the Company.

(e)     Budget. As soon as available, and in any event prior to the commencement of each Fiscal Year, the operating budget for the Company for such Fiscal Year.

(f)     Compliance Certificates. All compliance certificates delivered pursuant to any warehouse financing facility or securitization vehicle of the Company or any Subsidiary.

Section 11.06     Company Funds. All funds of the Company shall be deposited in its name, or in such name as may be designated by the Managers, in such checking, savings or other accounts, or held in its name in the form of such other investments as shall be designated by the Managers. The funds of the Company shall not be commingled with the funds of any other Person. All withdrawals of such deposits or liquidations of such investments by the Company shall be made exclusively upon the signature or signatures of such Officer or Officers as the Managers may designate.

Article XII
Dissolution and Liquidation

Section 12.01     Events of Dissolution. Except as otherwise provided under the Georgia Act, the Company shall be dissolved and its affairs wound up upon the occurrence of any of the following events:

(a)     The determination of the Managers to dissolve the Company;

(b)     Subject to Section 8.04, an election to dissolve the Company made by the Members holding a majority of the Class A Units;

(c)     The sale, exchange, involuntary conversion, or other disposition or transfer of (other than the grant of a security interest in, the grant of a pledge of or the imposition of a lien on) all or substantially all the assets of the Company; or

1 The reports due at the end of each quarter and year are covered in (a) and (b).

(d)     The entry of a decree of judicial dissolution under Section 14-11-603 the Georgia Act.

Section 12.02     Effectiveness of Dissolution. Dissolution of the Company shall be effective on the day on which the event described in Section 12.01 occurs, but the Company shall not terminate until the winding up of the Company has been completed, the assets of the Company have been distributed as provided in Section 12.03 and the Certificate of Cancellation shall have been filed as provided in Section 12.04.

Section 12.03     Liquidation. If the Company is dissolved pursuant to Section 12.01, the Company shall be liquidated and its business and affairs wound up in accordance with the Georgia Act and the following provisions:

(a)     Liquidator. The Managers or, if the Managers are unable to do so, a Person selected by the holders of a majority of the Class A Units, shall act as liquidator to wind up the Company (the “Liquidator”). The Liquidator shall have full power and authority to sell, assign and encumber any or all of the Company’s assets and to wind up and liquidate the affairs of the Company in an orderly and business-like manner.

(b)     Accounting. As promptly as possible after dissolution and again after final liquidation, the Liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable.

(c)     Distribution of Proceeds. The Liquidator shall liquidate the assets of the Company and Distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of Applicable Law:

(i)     First, to the payment of all of the Company’s debts and liabilities to its creditors (including Members, if applicable) and the expenses of liquidation (including sales commissions incident to any sales of assets of the Company);

(ii)     Second, to the establishment of and additions to reserves that are determined by the Liquidator in its sole discretion to be reasonably necessary for any contingent unforeseen liabilities or obligations of the Company;

(iii)     Third, to the Members holding Class B Preferred Units, at the Class B Put Purchase Price (assuming, for purposes of this Section 12.03(c)(iii), that the date of any distribution shall be the redemption date of the Class B Preferred Units); and

(iv)     Fourth, to the Members, in the same manner as Distributions are made under Section 7.02.

(d)     Discretion of Liquidator. Notwithstanding the provisions of Section 12.03(c) that require the liquidation of the assets of the Company, but subject to the order of priorities set forth in Section 12.03(c), if upon dissolution of the Company the Liquidator determines that an immediate sale of part or all of the Company’s assets would be impractical or could cause undue loss to the Members, the Liquidator may defer the liquidation of any assets except those necessary to satisfy Company liabilities and reserves, and may, in its absolute discretion, Distribute to the Members, in lieu of cash, as tenants in common and in accordance with the provisions of Section 12.03(c), undivided interests in such Company assets as the Liquidator deems not suitable for liquidation. Any such Distribution in kind will be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operating of such properties at such time. For purposes of any such Distribution, any property to be Distributed will be valued at its Fair Market Value.

Section 12.04     Cancellation of Certificate. Upon completion of the Distribution of the assets of the Company as provided in Section 12.03(c) hereof, the Company shall be terminated and the Liquidator shall cause the cancellation of the Articles of Organization in the State of Georgia and of all qualifications and registrations of the Company as a foreign limited liability company in jurisdictions other than the State of Georgia and shall take such other actions as may be necessary in connection therewith.

Section 12.05     Survival of Rights, Duties and Obligations. Dissolution, liquidation, winding up or termination of the Company for any reason shall not release any party from any Loss which at the time of such dissolution, liquidation, winding up or termination already had accrued to any other party or which thereafter may accrue in respect of any act or omission prior to such dissolution, liquidation, winding up or termination. For the avoidance of doubt, none of the foregoing shall replace, diminish or otherwise adversely affect any Member’s right to indemnification pursuant to Section 13.03.

Section 12.06     Recourse for Claims. Each Member shall look solely to the assets of the Company for all Distributions with respect to the Company, such Member’s Capital Account, and such Member’s share of Net Income, Net Loss and other items of income, gain, loss and deduction, and shall have no recourse therefor (upon dissolution or otherwise) against the Managers, the Liquidator or any other Member.

Article XIII
Exculpation and Indemnification

Section 13.01     Exculpation of Covered Persons.

(a)     Covered Persons. As used herein, the term “Covered Person” shall mean each Manager, Officer, employee, agent or representative of the Company.

(b)     Standard of Care. No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any action taken or omitted to be taken by such Covered Person in good faith reliance on the provisions of this Agreement, so long as such action or omission does not constitute fraud or willful misconduct by such Covered Person.

(c)     Good Faith Reliance. A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, Net Income or Net Losses of the Company or any facts pertinent to the existence and amount of assets from which Distributions might properly be paid) of the following Persons or groups: (i) one or more Officers or employees of the Company; (ii) any attorney, independent accountant, appraiser or other expert or professional employed or engaged by or on behalf of the Company; or (iii) any other Person selected in good faith by or on behalf of the Company, in each case as to matters that such relying Person reasonably believes to be within such other Person’s professional or expert competence.

Section 13.02     Liabilities and Duties of Covered Persons.

(a)     Limitation of Liability. This Agreement is not intended to, and does not, create or impose any fiduciary duty on any Covered Person or holder of Class B Preferred Units. Furthermore, each of the Members and the Company hereby waives any and all fiduciary duties that, absent such waiver, may be implied by Applicable Law to be imposed on any Covered Person or holder of Class B Preferred Units, and in doing so, acknowledges and agrees that the duties and obligation of each Covered Person to each other and to the Company and of each holder of Class B Preferred Units to any other Member or the Company are only as expressly set forth in this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person or holder of Class B Preferred Units otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Covered Person.

(b)     Duties. Whenever in this Agreement a Covered Person or holder of Class B Preferred Units is permitted or required to make a decision (including a decision that is in such Covered Person’s “discretion” or under a grant of similar authority or latitude), the Covered Person or holder of Class B Preferred Units shall be entitled to consider only such interests and factors as such Covered Person or holder of Class B Preferred Units desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person. Whenever in this Agreement a Covered Person or holder of Class B Preferred Units is permitted or required to make a decision in such Covered Person’s “good faith,” the Covered Person or holder of Class B Preferred Units shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or any other Applicable Law.

Section 13.03     Indemnification.

(a)     Indemnification. To the fullest extent permitted by the Georgia Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Georgia Act permitted the Company to provide prior to such amendment, substitution or replacement), the Company shall indemnify, hold harmless, defend, pay and reimburse any Covered Person against any and all losses, claims, damages, judgments, fines or liabilities, including reasonable legal fees or other expenses incurred in investigating or defending against such losses, claims, damages, judgments, fines or liabilities, and any amounts expended in settlement of any claims (collectively, “Losses”) to which such Covered Person may become subject by reason of:

(i)     Any act or omission or alleged act or omission performed or omitted to be performed on behalf of the Company, any Member or any direct or indirect Subsidiary of the foregoing in connection with the business of the Company; or

(ii)     The fact that such Covered Person is or was acting in connection with the business of the Company as a partner, member, stockholder, controlling Affiliate, manager, director, officer, employee or agent of the Company, any Member or any of their respective controlling Affiliates, or that such Covered Person is or was serving at the request of the Company as a partner, member, manager, director, officer, employee or agent of any Person including the Company;

provided, that (x) such Covered Person acted in good faith and in a manner believed by such Covered Person to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful, and (y) such Covered Person's conduct did not constitute fraud or willful misconduct, in either case as determined by a final, nonappealable order of a court of competent jurisdiction. In connection with the foregoing, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Covered Person did not act in good faith or, with respect to any criminal proceeding, had reasonable cause to believe that such Covered Person's conduct was unlawful, or that the Covered Person's conduct constituted fraud or willful misconduct.

(b)     Reimbursement. The Company shall promptly reimburse (and/or advance to the extent reasonably required) each Covered Person for reasonable legal or other expenses (as incurred) of such Covered Person in connection with investigating, preparing to defend or defending any claim, lawsuit or other proceeding relating to any Losses for which such Covered Person may be indemnified pursuant to this Section 13.03; provided, that if it is finally judicially determined that such Covered Person is not entitled to the indemnification provided by this Section 13.03, then such Covered Person shall promptly reimburse the Company for any reimbursed or advanced expenses.

(c)     Entitlement to Indemnity. The indemnification provided by this Section 13.03 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement or otherwise. The provisions of this Section 13.03 shall continue to afford protection to each Covered Person regardless of whether such Covered Person remains in the position or capacity pursuant to which such Covered Person became entitled to indemnification under this Section 13.03 and shall inure to the benefit of the executors, administrators, legatees and distributees of such Covered Person.

(d)     Insurance. To the extent available on commercially reasonable terms, the Company may purchase, at its expense, insurance to cover Losses covered by the foregoing indemnification provisions and to otherwise cover Losses for any breach or alleged breach by any Covered Person of such Covered Person’s duties in such amount and with such deductibles as the Managers may determine; provided, that the failure to obtain such insurance shall not affect the right to indemnification of any Covered Person under the indemnification provisions contained herein, including the right to be reimbursed or advanced expenses or otherwise indemnified for Losses hereunder. If any Covered Person recovers any amounts in respect of any Losses from any insurance coverage, then such Covered Person shall, to the extent that such recovery is duplicative, reimburse the Company for any amounts previously paid to such Covered Person by the Company in respect of such Losses.

(e)     Funding of Indemnification Obligation. Notwithstanding anything contained herein to the contrary, any indemnity by the Company relating to the matters covered in this Section 13.03 shall be provided out of and to the extent of Company assets only, and no Member (unless such Member otherwise agrees in writing) shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity by the Company.

(f)     Savings Clause. If this Section 13.03 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Covered Person pursuant to this Section 13.03 to the fullest extent permitted by any applicable portion of this Section 13.03 that shall not have been invalidated and to the fullest extent permitted by Applicable Law.

(g)     Amendment. The provisions of this Section 13.03 shall be a contract between the Company, on the one hand, and each Covered Person who served in such capacity at any time while this Section 13.03 is in effect, on the other hand, pursuant to which the Company and each such Covered Person intend to be legally bound. No amendment, modification or repeal of this Section 13.03 that adversely affects the rights of a Covered Person to indemnification for Losses incurred or relating to a state of facts existing prior to such amendment, modification or repeal shall apply in such a way as to eliminate or reduce such Covered Person’s entitlement to indemnification for such Losses without the Covered Person’s prior written consent.

Section 13.04     Outside Activities. A holder of Class B Preferred Units or its Affiliates may have business interests and engage in business activities in addition to those relating to the Company, including business interests and activities which compete with the Company, and no holder of Class B Preferred Units or any of its Affiliates shall have any duty or obligation to bring any "corporate opportunity" to the Company. Subject to the terms of any written agreement by any holder of Class B Preferred Units to the contrary, neither the Company nor any other Member shall have any rights by virtue of this Agreement in any business interests or activities of any holder of Class B Preferred Units or any of its Affiliates.

Section 13.05     Survival. The provisions of this Article XIII shall survive the dissolution, liquidation, winding up and termination of the Company.

Article XIV
Miscellaneous

Section 14.01     Expenses. Except as otherwise expressly provided herein or in the Services Agreement, dated as of the date hereof, between the Company and TowerBrook Capital Partners L.P., all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the preparation and execution of this Agreement, or any amendment or waiver hereof, and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 14.02     Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Company and each Member hereby agree, at the request of the Company or any other Member, to execute and deliver such additional documents, instruments, conveyances and assurances and to take such further actions as may be required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

Section 14.03     Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 14.03):

If to the Company:	Access Financial Holdings, LLC Five Concourse Parkway, Suite 300 Atlanta, Georgia 30328 Attention: General Counsel

If to a Member:	To such Member’s respective mailing address set forth on the Members Schedule.

This Section 14.03 shall govern notices hereunder in lieu of any conflicting provisions of the Georgia Act.

Section 14.04     Headings. The headings in this Agreement are inserted for convenience of reference only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision of this Agreement.

Section 14.05     Severability. If any term or provision of this Agreement is held to be invalid, illegal or unenforceable under Applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 14.06     Entire Agreement. This Agreement, together with the Articles of Organization and all related Exhibits and Schedules, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

Section 14.07     Successors and Assigns. Subject to the restrictions on Transfers set forth herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

Section 14.08     No Third-party Beneficiaries. Except as provided in Article XIII, which shall be for the benefit of and enforceable by Covered Persons as described therein, this Agreement is for the sole benefit of the parties hereto (and their respective heirs, executors, administrators, successors and assigns) and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any creditor of the Company, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 14.09     Amendment. Subject to Section 8.04, no provision of this Agreement may be amended or modified except by an instrument in writing executed by the Company and Members holding a majority of the Class A Units. Any such written amendment or modification will be binding upon the Company and each Member; provided, that an amendment or modification modifying the rights or obligations of any Member in a manner that is disproportionately adverse to (i) such Member relative to the rights of other Members in respect of Units of the same class or series or (ii) a class or series of Units relative to the rights of another class or series of Units, shall in each case be effective only with that Member’s consent or the consent of the Members holding a majority of the Units in that class or series, as applicable. Notwithstanding the foregoing, amendments to the Members Schedule following any new issuance, redemption, repurchase or Transfer of Units in accordance with this Agreement may be made by the Managers without the consent of or execution by the Members.

Section 14.10     Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. For the avoidance of doubt, nothing contained in this Section 14.10 shall diminish any of the explicit and implicit waivers described in this Agreement.

Section 14.11     Governing Law. All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Georgia, without giving effect to any choice or conflict of law provision or rule (whether of the State of Georgia or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Georgia.

Section 14.12     Submission to Jurisdiction. The parties hereby agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, whether in contract, tort or otherwise, shall be brought in the courts of the United States District Court for the Northern District of Georgia or in the state courts in the State of Georgia, so long as one of such courts shall have subject-matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Georgia. Each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form. Service of process, summons, notice or other document by registered mail to the address set forth in Section 14.03 shall be effective service of process for any suit, action or other proceeding brought in any such court.

Section 14.13     Equitable Remedies. Each party hereto acknowledges that a breach or threatened breach by such party of any of its obligations under this Agreement would give rise to irreparable harm to the other parties, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

Section 14.14     Remedies Cumulative. The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise, except to the extent expressly provided in Section 13.02 to the contrary.

Section 14.15     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of Electronic Transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

The Company: ACCESS FINANCIAL HOLDINGS, LLC

By: /s/ Brian Stone Name: Brian Stone Title: President

The Members: ATLANTICUS HOLDINGS CORP. By: /s/ Jeff Howard Name: Jeff Howard Title: President

/s/ Alan Fishman Alan Fishman
TSO I ACCESS FINANCIAL INVESTMENT AGGREGATOR L.P.

By: /s/ Glenn F. Miller Name: Glenn F. Miller Title: Attorney-in-Fact
TSO II ACCESS FINANCIAL INVESTMENT AGGREGATOR L.P. By: /s/ Glenn F. Miller Name: Glenn F. Miller Title: Attorney-in-Fact

exhibit index

Exhibit A	Form of Joinder Agreement
Exhibit B	Illustrative Calculation of Minimum Adjusted Book Value
Schedule A	Members Schedule
Schedule B	Current Officers